Exhibit 10.3

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into as of this 26th day of April, 2021 (the “Effective Date”), by and between Factor Bioscience Limited, a company organized and existing under the laws of Ireland (“Factor”), Novellus Therapeutics Limited, a company organized and existing under the laws of Ireland (“Novellus”) (each of Factor and Novellus being referred to in this Agreement individually as a “Licensor” and collectively as the “Licensors”), and Brooklyn Immunotherapeutics LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Licensee”). Factor, Novellus and Licensee may each be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, Factor and Licensee entered into that certain Option Agreement, effective as of December 9, 2020, as amended by Factor and Licensee on April 9, 2021 (the “Factor Option Agreement”), pursuant to which Factor granted Licensee an option to negotiate an exclusive license under certain of the Licensed Technology (as defined herein) in the Field (as defined herein);

WHEREAS, Novellus and Licensee entered into that certain Option Agreement, effective as of December 9, 2020, as amended by Novellus and Licensee on April 9, 2021 (the “Novellus Option Agreement”), pursuant to which Novellus granted Licensee an option to negotiate an exclusive license under certain of the Licensed Technology in the Field;

WHEREAS, Licensee desires to receive from each Licensor certain rights to the Licensed Technology in order that Licensee may develop and commercialize Licensed Products (as defined herein) in the Field; and

WHEREAS, in furtherance of the foregoing, Licensee exercised the options in accordance with the Factor Option Agreement and the Novellus Option Agreement, and each Licensor agrees to grant such rights to Licensee, and Licensee agrees to use Commercially Reasonable Efforts (as defined herein) to develop and make commercially available Licensed Products in accordance with this Agreement for commercial exploitation in the Field and in the Territory (as defined herein).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1
Definitions

Unless otherwise specifically provided herein, the following terms, when used with a capital letter at the beginning, will have the following meanings:

1.1.        “Affiliate” means, with respect to a Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise. For the purposes of this definition and this Agreement, and for the avoidance of doubt, Factor Bioscience Limited, Factor Bioscience Pty Ltd, Factor Bioscience LLC, and Factor Bioscience Inc. (collectively, the “Factor Bio Entities”) are each deemed not to be Affiliates of any of Novellus Therapeutics Limited, Novellus LLC, and Novellus, Inc. (collectively, the “Novellus Entities”), and each of the Novellus Entities is deemed not to be an Affiliate of any of the Factor Bio Entities.

1.2.         “Agreement” has the meaning set forth in the Preamble.

1.3.      “Applicable Law” means all statutes, ordinances, regulations, rules or orders of any kind whatsoever of any agency, bureau, branch, office, court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, state or local authority or any political subdivision thereof, or any association of countries that may be in effect from time to time and applicable to the activities contemplated by this Agreement.

1.4.         “Auxiliary Technologies” means (a) any one or more of the technologies set forth on Exhibit 1.4, and (b) any Improvements.

1.5.     “Auxiliary Technology Patents” means (a) the patents and patent applications set forth on Exhibit 1.5, (b) any reissue, divisional, continuation, reexamination, renewal, extension or supplementary protection certificate for each of the patents and patent applications set forth on Exhibit 1.5, (c) the Improvement Patents, and (d) (i) any reissue, divisional, continuation, reexamination, renewal, or extension but only to the extent that each of the foregoing in clauses (a), (b), (c), and (d) (i) is Controlled by a Licensor, (ii) includes at least one claim that is directed to subject matter disclosed in the patents and patent applications described in clause (a) above, and claims priority to such patents and patent applications, and (iii) is necessary or useful to Exploit the Licensed Products in the Field, and (e) all foreign patents and patent applications corresponding to or claiming priority to the foregoing specific patents and patent applications described in clause (a), clause (b), clause (c) and clause (d)(i) above. For the avoidance of doubt, the Auxiliary Technology Patents do not include any patents not explicitly described in the preceding sentence.

1.6.        “Cell Line” means a human pluripotent stem cell line that is made using the mRNA cell reprogramming methods Covered in the Licensed Patents and containing one or more Licensee Edits to be identified by Licensee in accordance with Section 4.1.

1.7.        “Combination Product” shall mean any product that is comprised of a Licensed Product and one or more other products or technology that is not Covered by the Licensed Technology or Auxiliary Technology (the “Other Agent(s)”).

1.8.       “Commercially Reasonable Efforts” means, with respect to the performance of research, development and/or commercialization activities hereunder, including with respect to the research, development and/or commercialization of any Licensed Product by or on behalf of Licensee, the carrying out of such activities using commercial and business efforts and resources comparable to the efforts and resources that a party of similar size would typically devote to products of similar market potential at a similar stage in development or product life, taking into account all scientific, commercial, and other factors that such a party would take into account, including issues of safety, toxicity and efficacy, exclusivity and third party patent position, as well as regulatory requirements of the FDA or similar government agencies.

1.9.        “Confidential Information” means all Information disclosed by one Party to the other during the negotiation of or under this Agreement in any manner, whether orally, visually, electronically, in writing or in other tangible or intangible form, that relates to Licensed Technology, the Auxiliary Technologies, Cell Line, Licensee Edits, Licensed Products, or this Agreement, unless such information is subject to an exception described in Section 8.6.

1.10.       “Control” or “Controlled by” means, in the context of a license to or ownership of Intellectual Property, the ability on the part of a Party to grant access to or a license or sublicense of such Intellectual Property as provided for herein without violating the terms of any agreement or other arrangement between such Party and any third party existing at the time such Party would be required hereunder to grant such access or license or sublicense.

1.11.       “Cover” or “Covered” means that the use, manufacture, sale, offer for sale, research, development, commercialization, importation or other commercial exploitation of the subject matter in question by an unlicensed entity: (a) would infringe an issued Valid Claim (or, in the case of a pending Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue in its then-current form) of a Licensed Patent or an Auxiliary Technology Patent, or (b) incorporates, uses, or otherwise relies upon the Licensed Technology or the Auxiliary Technologies.

1.12.      “Edit” means one or more mutations set forth in Exhibit 1.12 that inactivate a specific combination of human genes and/or insert one or more nucleic acid sequences that encode a specific combination of biomolecules that are each identified by a GenBank accession number or similar information, or by their amino acid or nucleic acid sequences.

1.13.       “Effective Date” has the meaning set forth in the Preamble.

1.14.      “Exploit” and “Exploitation” mean to develop, make, have made, manufacture, research, use, sell, have sold, offer for sale, commercialize, distribute, import and/or export.

1.15        “Familial Amyloid Disease Product” means a Covered mRNA product for use in the Field to be identified by Licensee in accordance with Section 4.1.

1.16        “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.15.       “Field” means (a) with respect to an HSC Product, the Exploitation of such HSC Product for the treatment of cancer, rare blood disorders, and infectious diseases of the blood in humans; (b) with respect to an MSC Product, the Exploitation of such MSC Product for the treatment of cancer in humans; (c) with respect to a Sickle-Cell Product, the Exploitation of such Sickle-Cell Product for the treatment of sickle-cell disease or beta thalassemia in humans; (d) with respect to a TIL Product, the Exploitation of such TIL Product for the treatment of cancer in humans; (e) with respect to a T-Cell Product, the Exploitation of such T-Cell Product for the treatment of cancer in humans; (f) with respect to an Inherited Retinal Disorders Product, the Exploitation of such Inherited Retinal Disorders Product for the treatment of gene-mutation associated loss of vision characterized by defects in the retinal photoreceptors and/or retinal pigment epithelial cells and owing to mutations in ABCA4 in humans; (g) with respect to a Non-syndromic Hearing Loss Product, the Exploitation of such Non-syndromic Hearing Loss Product for the treatment of gene-mutation associated loss of hearing characterized by diminished and/or absent hearing function owing to a mutation in GJB2, SLC26A4, MYO15A, or OTOF in humans; and (h) with respect to a Familial Amyloid Disease Product, the Exploitation of such Familial Amyloid Disease Product for the treatment of gene-mutation associated amyloidosis owing to mutations in TTR, encoding transthyretin in humans.

1.16.       “First Commercial Sale” means the first arm’s-length sale or other transfer for value of a Licensed Product by or on behalf of Licensee, or an Affiliate or sublicensee of Licensee, to an unrelated third party, in the Territory, after Regulatory Approval.

1.17.      “Hematopoietic Stem Cells” or “HSCs” means a population of multipotent hematopoietic stem cells that are capable of differentiating into cells of both the myeloid and lymphoid lineages.

1.18.      “HSC Product” means a Covered allogeneic or autologous cell therapy product comprising HSCs for use in the Field to be identified by Licensee in accordance with Section 4.1. HSC Products expressly exclude any product comprising Covered cells that are not HSCs except where such cells are present in inconsequential amounts and do not contribute appreciably to the potency, function, activity, or stability of the product.

1.19.     “Improvement(s)” means any invention, discovery, advancement, development, or creation which: (a) is invented, developed, authored, created, or reduced to practice by or on behalf of Licensee or an Affiliate of Licensee (or Licensee’s or its Affiliate’s personnel or agents, including any employee, officer, advisor, or independent contractor employed or engaged by (or otherwise having an obligation to assign inventions to) Licensee or its Affiliates); (b) is not an Independent Invention; and (c) meets at least one of the following criteria: (i) is an improvement or modification to the Licensed Technology, the Auxiliary Technologies or to the Cell Line; (ii) utilizes, incorporates, or reads upon any element of the Licensed Technology or the Auxiliary Technologies or is invented, developed, authored, created, or reduced to practice using the Licensed Technology or the Auxiliary Technologies; or (iii) is invented, developed, authored, created, or reduced to practice by or on behalf of Licensor or an Affiliate of Licensor (or Licensor’s or its Affiliate’s personnel or agents, including any employee, officer, advisor, or independent contractor employed or engaged by (or otherwise having an obligation to assign inventions to) Licensor or its Affiliates).

1.20.      “Improvement Patents” means the patents and patent applications claiming Improvements, and any reissue, divisional, continuation, continuation-in-part or reexamination certificate thereof. During the Term, all Improvement Patents shall be set forth in Exhibit 1.20.

1.21.     “IND” means an Investigational New Drug Application filed with the FDA required for the initiation of clinical trials in humans for the applicable Licensed Product in the United States (or the foreign equivalent thereof).

1.22.       “Independent Invention” means any invention, discovery, advancement, development, or creation, which: (a) is invented, developed, authored, created, or reduced to practice by or on behalf of Licensee or an Affiliate of Licensee (or the personnel or agents of Licensee or an Affiliate of Licensee, including any employee, officer, advisor, or independent contractor employed or engaged by (or otherwise under an obligation to assign inventions to) Licensee or an Affiliate of Licensee); (b) does not utilize, incorporate, or read upon any element of the Licensed Technology, Auxiliary Technology and is not Covered by a Valid Claim; and (c) is not invented, developed, authored, created, or reduced to practice by Licensor (or Licensor’s personnel or agents, including any employee, officer, advisor, or independent contractor employed or engaged by (or otherwise under an obligation to assign inventions to) Licensor).

1.23.      “Information” means all information, know-how, data, results, technology, materials, business or financial information of any type whatsoever, in any tangible or intangible form, provided by or on behalf of one Party to the other Party, either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, or that otherwise relates to the Licensed Technology, the Auxiliary Technologies, Licensee Edits or Cell Line, whether disclosed orally, visually, electronically, in writing or in other tangible or intangible form, and which may include data, knowledge, practices, processes, ideas, research plans, antibodies, small molecules, compounds, targets, biological and chemical formulations, structures and designs, laboratory notebooks, proof of concept and pre-clinical studies, formulation or manufacturing processes and techniques, scientific, manufacturing, marketing and business plans, and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or businesses.

1.24.      “Inherited Retinal Disorders Product” means a Covered mRNA product for use in the Field to be identified by Licensee in accordance with Section 4.1.

1.25.       “Intellectual Property” means all (a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, post-grant proceeding, utility model, certificate of invention and design patents, applications, registrations and applications for registration, and any equivalent in any jurisdiction; (b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; (c) copyrights and registrations and applications for registration thereof, including all moral rights; (d) Information, inventions, trade secrets and confidential information, whether patentable or non-patentable and whether or not reduced to practice, know-how, show how, manufacturing and product processes and techniques, research and development information, notebooks, formulae, diagrams, technical and engineering specifications, business and marketing plans and customer and supplier lists and other information; (e) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions); and (f) copies and tangible embodiments thereof.

1.26.       “Licensed Know-How” means all unpatented inventions, technology, methods, materials (including biological and pharmaceutical materials), know-how, studies, pre-clinical and clinical data (including toxicology and safety data), tests and assays, reports, manufacturing processes, regulatory filings (including drafts) and approvals and other information Controlled by one or both Licensors (a) as of the Effective Date or (b) which is created or acquired by Licensors in the course of carrying out its obligation under this Agreement, in each case that relates to the subject matter of the Licensed Patents or the Auxiliary Technology Patents and is necessary or useful to make, use or sell Licensed Products in the Field in the Territory.

1.27.      “Licensed Patents” means (a) the patents and patent applications set forth on Exhibit 1.27, and (b) (i) any reissue, divisional, continuation, reexamination, renewal, extension, supplementary protection certificate, or foreign counterpart for each of the patents and patent applications set forth on Exhibit 1.27, (ii) includes at least one claim that is directed to subject matter disclosed in the patents and patent applications described in clause (a) above, and claims priority to such patents and patent applications, and (iii) is necessary or useful to Exploit the Licensed Products in the Field. For the avoidance of doubt, the Licensed Patents do not include any patents not explicitly described in the preceding sentence.

1.28.     “Licensed Product” means any HSC Product, MSC Product, Sickle-Cell Product, TIL Product, T-Cell Product, Inherited Retinal Disorders Product, Non-syndromic Hearing Loss Product, or Familial Amyloid Disorders Product.

1.29.     “Licensed Technology” means the Licensed Patents, Licensed Know-How, Cell-Line, and Improvement Patents, if any, all to the extent owned or Controlled by one or both Licensors and, in each case, that are necessary for Licensee to Exploit the Licensed Products in the Field.

1.30.      “Licensee Edits” means the Edits to be identified by Licensee in accordance with Section 4.1 and set forth Exhibit 1.30, as the same may be amended in accordance with Section 4.1.

1.31.    “Mesenchymal Stem Cells” or “MSCs” means a population of multipotent mesenchymal stem cells or MSC-like stem cells that are capable of differentiating into osteoblasts, chondrocytes, and adipocytes, and that are derived from the Cell Line.

1.32.     “MSC Product” means a Covered allogeneic or autologous cell therapy product comprising MSCs for use in the Field to be identified by Licensee in accordance with Section 4.1. MSC Products expressly exclude any product comprising Covered cells that are not MSCs except where such cells are present in inconsequential amounts and do not contribute appreciably to the potency, function, activity, or stability of the product

1.33.     “Net Sales” means all gross revenue collected from or through Licensee, its Affiliates, or their sublicensees from any Licensed Product (excluding compassionate use and promotional samples), including sales, licensing, leasing or other commercial exploitation of Licensed Products. Net Sales excludes the following items (but only as they pertain to the making, using, importing or selling of the applicable Licensed Product, are included in gross revenue, and are separately billed): (a) import, export, excise and sales taxes, custom duties, value added taxes, tariffs or other fees leveled by government authorities, and other consumption taxes similarly incurred or other governmental charges levied to the extent included on the bill or invoice or as a separate item; (b) costs of insurance, packing, and transportation from the place of manufacture to the customer's premises or point of use; (c) credit for returns, allowances, or trades, including credits or allowances additionally granted upon rejections or recalls, claims returns pursuant to agreements (including, without limitation, managed care agreements), warranty claims, or claims allowed under government regulations, to the extent actually allowed and taken; (d) charge-back payments, and rebates actually granted or administrative fees actually booked to trade customers, patients (including those in the form of a coupon or voucher), managed health care organizations, pharmaceutical benefit managers, group purchasing organizations and national, state or local governments, and to the agencies, purchasers and reimbursers of managed health organizations, pharmaceutical benefit managers, group purchasing organizations, or federal, state or local governments; provided, however, that in each case such amounts shall be applied in a normal and customary manner with respect to other similarly situated products or services of the selling party and not applied disproportionately to the Licensed Product; and (e) Net Sales at transfer prices to a control person of the Licensee (or any member of the consolidated group of such control person), or pricing between subsidiaries of a consolidated group of such control person (including the Licensee as a member of such consolidated group), but shall include the first sale or other commercial disposition of the applicable Licensed Product to an unaffiliated third party; all as determined in accordance with the selling party’s usual and customary accounting methods, which are in accordance with U.S. generally accepted accounting principles (GAAP), consistently applied

1.34.      “Non-syndromic Hearing Loss (NSHL) Product” means a Covered mRNA product for use in the Field to be identified by Licensee in accordance with Section 4.1.

1.35.       “Party” or “Parties” has the meaning set forth in the Preamble.

1.36.      “Patent Expenses” shall mean all fees, costs, and expenses (including attorneys' fees) paid or incurred in the preparation, filing, prosecution, issuance, and maintenance of the Licensed Patents and Auxiliary Technology Patents.

1.37.      “Pediatric Priority Review Voucher” or “PRV” means a priority review voucher issued by FDA or otherwise under the authority of the United States Department of Health and Human Services to Licensee or any of its Affiliates or sublicensees as the sponsor of a rare pediatric disease or neglected tropical disease product application, that entitles the holder of such voucher to priority review of a single human drug application submitted under Section 505(b)(1) or 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder or Section 351(a) of the United States Public Health Service Act, as further defined in the Federal Food, Drug, and Cosmetic Act.

1.38.     “Phase 1 Clinical Trial” means a clinical trial generally consistent with 21 CFR §312.21(a) that is required for receipt of clearance or marketing authorization of a Licensed Product from the applicable Regulatory Authority and which is conducted to evaluate safety of a Licensed Product for a particular indication or indications in healthy subjects.

1.39.     “Phase 2a Clinical Trial” means a clinical trial generally consistent with 21 CFR §312.21(b) that is required for receipt of clearance or marketing authorization of a Licensed Product from the applicable Regulatory Authority and which is conducted to assess the optimal manner of use of such a Licensed Product (dose and dose regimens) and to better determine safety and efficacy of such a Licensed Product.

1.40.     “Phase 2b Clinical Trial” means a clinical trial generally consistent with 21 CFR §312.21(b) that is required for receipt of clearance or marketing authorization of a Licensed Product from the applicable Regulatory Authority and which is conducted to assess the optimal manner of use of such a Licensed Product (dose and dose regimens) for a particular indication or indications in patients with the disease or condition under study.

1.41.     “Phase 3 Clinical Trial” means a clinical trial generally consistent with 21 CFR §312.21(c) that is required for receipt of clearance or marketing authorization of a Licensed Product from the applicable Regulatory Authority and which is conducted after preliminary evidence suggesting effectiveness of the Licensed Product has been obtained, and is intended to gather additional information to evaluate the overall benefit-risk relationship of the Licensed Product for a particular indication and provide an adequate basis for physician labeling.

1.42.      “Pivotal Clinical Trial” means a Phase 3 Clinical Trial, or a Phase 2b Clinical Trial for which the applicable Regulatory Authority has determined that the data generated in such Phase 2b Clinical Trial would be sufficient, depending on its outcome, to support the Regulatory Approval for the applicable Licensed Product.

1.43.       “Regulatory Approval” means the approval (including label expansions to include additional indications), license, registration, clearance or authorization of the applicable Regulatory Authority necessary for the lawful marketing, commercialization and sale of a Licensed Product in a country or jurisdiction of the Territory.

1.44.      “Regulatory Authority” means the FDA or any similar foreign national governmental regulatory authority involved in the granting of authorization to conduct clinical trials or Regulatory Approvals for the manufacture, sale, pricing and/or reimbursement of a Licensed Product in the Field.

1.45.       “Sickle-Cell Product” means a Covered allogeneic or autologous (ex vivo) cell therapy product comprising HSCs for use in the Field to be identified by Licensee in accordance with Section 4.1. Sickle-Cell Products expressly exclude any product comprising Covered cells that are not HSCs except where such cells are present in inconsequential amounts and do not contribute appreciably to the potency, function, activity, or stability of the product.

1.46.       “Sublicense Fees” means consideration paid to Licensee or its Affiliates as consideration for or in connection with a sublicense of, or other right, license, option, privilege, or immunity with respect to, any Licensed Product or any of the rights to the Licensed Technology or the Auxiliary Technologies granted to Licensee hereunder, including without limitation license fees, upfront payments, milestone payments, and royalties payable on sales of Licensed Products in excess of the Royalty on Net Sales payable hereunder, but specifically excluding the Royalty on Net Sales payable hereunder. For the avoidance of doubt, Sublicense Fees shall include payments made by any sublicensee to Licensee that are required by an agreement between Licensee and a sublicensee, wherein said agreement includes the granting of any rights in any Licensed Product or the sublicensing of any rights in the Licensed Technology or the Auxiliary Technologies, including, up-front payments, milestone payments, and royalty payments payable on sales of Licensed Products in excess of the Royalty on Net Sales payable hereunder.

1.47.       “T-Cells” means a population of CD8+/CD4- αβ T lymphocyte cells.

1.48.      “T-Cell Product” means a Covered autologous cell therapy product not derived from induced pluripotent stem cells comprising T-Cells for use in the Field to be identified by Licensee in accordance with Section 4.1. A T-Cell Product expressly excludes any product comprising Covered cells that are not T-Cells except where such cells are present in inconsequential amounts and do not contribute appreciably to the potency, function, activity, or stability of the product.

1.49.       “Term” has the meaning set forth in Section 7.1.

1.50.       “Territory” means the Universe.

1.51.       “TIL Product” means a Covered autologous cell therapy product not derived from induced pluripotent stem cells comprising TILs for use in the Field to be identified by Licensee in accordance with Section 4.1. TIL Products expressly exclude any product comprising Covered cells that are not TILs except where such cells are present in inconsequential amounts and do not contribute appreciably to the potency, function, activity, or stability of the product.

1.52.       “Tumor-Infiltrating Lymphocytes” or “TILs” means a population of tumor-infiltrating lymphocytes.

1.53.      “Valid Claim” means: (a) any currently pending claim of a patent application within the Licensed Patents or Auxiliary Technology Patents, which has not been abandoned; or (b) a claim of a granted and unexpired and unlapsed patent within the Licensed Patents or Auxiliary Technology Patents that (i) has not been revoked, held invalid, or declared unpatentable or unenforceable by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal; (ii) has not been rendered or admitted to be invalid, abandoned or unenforceable through reissue or disclaimer or otherwise; or (iii) has not been lost through an interference proceeding. However, if a claim of a pending patent application shall not have issued within seven (7) years after the filing date of such pending patent application, such claim shall not constitute a Valid Claim for purposes of this Agreement.

Section 2
Licenses

2.1.        License Grant.

Subject to the terms and conditions of this Agreement (including the terms and provisions set forth in Section 2.4 and Section 5.2), the Licensors hereby grant to Licensee an exclusive (even as to the Licensors), non-transferrable (except in accordance with Section 11.2), royalty-bearing license, with the right to grant sublicenses pursuant to Section 2.2, under the Licensed Technology, the Auxiliary Technologies, and the Auxiliary Technology Patents to Exploit Licensed Products in the Territory in the Field during the Term.

2.2.        Sublicensing.

Licensee may sublicense the rights granted to it under Section 2.1 (i.e., absent Licensor’s express prior written consent, no sublicensee will have any further right to grant sublicenses) to third party sublicensees, so long as: (a) the sublicense is royalty-bearing and in writing; (b) the terms of the sublicense agreement are consistent with the terms and conditions of this Agreement, including, without limitation, Section 7.7; (c) the sublicense was negotiated by Licensee in good faith, for a proper commercial purpose and on reasonable arm’s-length commercial terms; (d) the sublicense agreement names the Licensors as third-party beneficiaries thereof; (e) the sublicensee has, or has the ability to acquire, adequate resources (including scientific, technical and financial) to perform its obligations under such sublicense, as reasonably determined by Licensee at the time of entry into the sublicense; and (f) a complete, confidential copy of the sublicense agreement and any amendments thereto are provided to the Licensors within thirty (30) days of the execution of said sublicense agreement or any such amendments thereto. In each case, Licensee will be responsible for the performance of its sublicensees relevant to this Agreement, including, without limitation, making any payments provided for hereunder. Subject to Section 8.6, Licensee will provide the Licensors with a complete, confidential copy of each such sublicense agreement executed by Licensee and any amendments thereto, and will promptly notify the Licensors of the termination of any such sublicense.

2.3.        Rights in Improvements, Improvement Patents and Independent Inventions.

(a)         Improvements shall be automatically included as part of the Auxiliary Technologies, and Improvement Patents shall be automatically included as part of the Auxiliary Technology Patents. Licensee and the Licensors agree promptly to update Exhibit 1.20 of this Agreement attached hereto upon written request by either Party from time to time, to reflect the inclusion of such Improvement Patents in the Auxiliary Technology Patents. Each Party will use reasonable efforts to disclose to the other Party during the Term any and all Improvements and Improvement Patents and Licensee and the Licensors agree promptly to update Exhibit 1.20 upon written request by either Party from time to time, to reflect the inclusion of any Improvement Patents.

(b)        Subject to the rights granted to Licensee in Section 2.1 and Section 2.2, Factor shall own, and Licensee shall assign and hereby does assign to Factor all right, title and interest in and to all Improvements and Improvement Patents, including all related certificates of correction, reissue certificates, and supplementary protection certificates, and all other rights granted under 35 U.S.C. § 307, 35 U.S.C. § 318, 35 U.S.C. § 328, and 35 U.S.C. § 254-257. Licensee shall execute and assist with any and all applications, assignments, or other instruments which Factor deems necessary to perfect the foregoing assignment and/or to evidence, apply for, obtain, maintain, defend or enforce patent or other intellectual property protection in any and all countries worldwide with respect to Improvements assigned to Factor as set forth above or to protect otherwise Factor’s interest therein.

(c)         Licensee shall own all right, title and interest in and to all Independent Inventions invented, developed, created, or reduced to practice by or on behalf of Licensee.

2.4.        Retained Rights; Requirements.

2.4.1.         Retained Rights.

Any and all licenses granted hereunder are subject to the Licensors’ right to make and use, and to permit academic, government, and not-for-profit institutions or agencies to make and use the Licensed Technology, the Auxiliary Technologies, and the Auxiliary Technology Patents (a) both in the Field and outside of the Field for non-commercial research, academic, educational, and all other non-commercial purposes, and (b) outside of the applicable Field for all commercial and non-commercial purposes. To the extent Licensors are providing any of the above, Licensors will inform those third parties of the limits on the license and notify Licensee accordingly.

2.4.2.         Right to Publish.

Subject to this Section 2.4.2, any and all licenses granted hereunder are subject to the right of the Licensors to review publication of scientific findings related to the Licensed Technology. If Licensee desires to submit any publication related to the Licensed Technology or that would otherwise disclose Confidential Information of a Licensor or any patentable information related to Licensed Technology, Licensee will provide the Licensors with prior written notice of such proposed publication and a copy of such proposed publication. The Licensors will use reasonable efforts to complete its review of such proposed publication promptly, and in any event will complete its review within thirty (30) days of receipt of the proposed publication. Licensors shall notify Licensee of any Licensor Confidential Information contained in such proposed publication and, in response to such notification, Licensee will promptly delete any Licensor Confidential Information from the proposed publication that a Licensor has identified during such thirty (30) day review period. A Licensor will have the right to delay submission of the proposed publication for up to an additional thirty (30) days if such Licensor determines, in its sole discretion, that publication of the proposed publication would have negative effects on such Licensor’s patent rights. In the event that a Licensor decides to delay submission of the proposed publication, such Licensor shall inform Licensee of such decision within the initial thirty (30) day review period, and the Parties shall reasonably cooperate in order to resolve any concerns with the proposed publication within such review period (as may be extended if the publication has already been submitted).

2.4.3.         U.S. Federal Funding.

Any and all licenses granted under patents supported by U.S. federal funding are subject to the rights, conditions, and limitations imposed by U.S. law (see 35 U.S.C. §202 et seq. and regulations pertaining thereto), including without limitation: (i) the royalty-free, non-exclusive license granted to the U.S. government; and (ii) the requirement that any products covered by an issued claim and sold in the U.S. will be substantially manufactured in the United States. Licensee agrees to inform the Licensors of those Improvements that are developed, reduced to practice or invented by Licensee’s personnel and agents or the personnel or agents of Licensee’s Affiliates (or that are Controlled by Licensee or Licensee’s personnel or agents or the personnel or agents of Licensee’s Affiliates) during the Term and beyond with the support (either entirely or in part) of U.S. federal funding, and to provide all information and documentation to Licensors that Licensor may request to secure patent rights for those inventions, including, but not limited to, grant numbers, contract numbers, and names of granting and contracting institutions and organizations.

Section 3
Reservation of Rights

3.1.        No Grant of Other Technology or Patent Rights.

Each Party understands and acknowledges that the other Party owns its own Intellectual Property and all rights therein. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest or license, or be deemed to obtain any ownership interest or license, in or to any technology, know-how, patents, patent applications, products, or materials of the other Party, including, but not limited to, items Controlled or developed by the other Party, at any time pursuant to this Agreement. This Agreement does not create, and shall under no circumstances be construed or interpreted as creating, an obligation on the part of either Party to grant any license to the other Party other than as expressly set forth herein. Any further contract or license agreement between the Licensor(s) and Licensee shall be in writing. No licenses are implied by Licensors to Licensee, except as specifically stated in this Agreement. Except as explicitly set forth in this Agreement, the Licensors shall not be deemed by estoppel or implication to have granted Licensee any license or other right to any Intellectual Property of the Licensors or their respective Affiliates.

3.2.        Reserved Rights.

All rights and interests not expressly granted to Licensee under this Agreement are reserved by the Licensors (the “Reserved Interests”) for themselves, their licensors, and other licensees and sublicensees. It shall not be a breach of this Agreement for a Licensor, acting directly or indirectly, to exploit its Reserved Interests in any manner anywhere in the Territory.

Section 4
Due Diligence; Technology Transfer

4.1.        Selection of Licensee Edits and Licensed Products.

4.1.1        At any time on or before the date that is twenty four (24) months after the Effective Date, Licensee shall select up to ten (10) Licensee Edits from the Edits set forth in Exhibit 1.12, and the listing of Licensee Edits set forth in Exhibit 1.30 shall be amended to list the selected Licensee Edits.

4.1.2        At any time on or before the date that is twenty four (24) months after the Effective Date, Licensee shall select: (a) up to four (4) HSC Products, which HSC Products shall be identified in Exhibit 4.1.2; (b) up to four (4) MSC Products, which MSC Products shall be identified in Exhibit 4.1.2; (c) a Sickle-Cell Product, which Sickle-Cell Product shall be identified in Exhibit 4.1.2; (d) a TIL Product, which TIL Product shall be identified in Exhibit 4.1.2; (e) a T-Cell Product, which T-Cell Product shall be identified in Exhibit 4.1.2; (f) an Inherited Retinal Disorders Product, which Inherited Retinal Disorders Product shall be identified in Exhibit 4.1.2; (g) a Non-syndromic Hearing Loss Product, which Non-syndromic Hearing Loss Product shall be identified in Exhibit 4.1.2; and (h) a Familial Amyloid Disorders Product, which Familial Amyloid Disorders Product shall be identified in Exhibit 4.1.2.

4.1.3        At any time on or before the fourth anniversary of the Effective Date, Licensee may request in writing to replace one or more HSC Products and/or one or more MSC Products selected by Licensee in accordance with Section 4.1.2 with a new HSC Product and/or a new MSC Product, respectively, in which case, subject to Factor’s prior written consent in the case of an HSC Product, and subject to Novellus’s prior written consent in the case of an MSC Product, Exhibit 4.1.2 shall be amended by the Parties to identify the then-current HSC Products and/or MSC Products. Additionally, within forty eight (48) months of Licensee’s payment of Payment One (as defined in Exhibit A), Licensee may request in writing to replace up to two (2) of the selected HSC Products and/or up to two (2) of the selected MSC Products with up to two (2) new HSC Products and/or up to two (2) new MSC Products, respectively and, in each case subject to Factor’s prior written consent in the case of an HSC Product, and subject to Novellus’s prior written consent in the case of an MSC Product, Exhibit 4.1.2 shall be amended by the Parties to identify the then-current HSC Products and/or MSC Products. Additionally, within forty eight (48) months of Licensee’s payment of Payment Two (as defined in Exhibit A), Licensee may request in writing to replace up to one (1) of the selected HSC Products and/or up to one (1) of the selected MSC Product with a new HSC Product and/or a new MSC Product, respectively and, in each case subject to Factor’s prior written consent in the case of an HSC Product, and subject to Novellus’s prior written consent in the case of an MSC Product, Exhibit 4.1.2 shall be amended by the Parties to identify the then-current HSC Products and/or MSC Products. Upon their mutual written agreement, the Parties may decide to forgo the requirement for replacement of a Product or the time limit for such replacement. All of the above consents by Factor and/or Novellus shall not be unreasonably withheld or delayed.

4.1.4        Upon the Parties’ amendment of Exhibits 1.12 and/or 4.1.2 to remove or replace a Licensee Edit, HSC Product or MSC Product in accordance with this Section 4.1, the removed or replaced Licensee Edit, HSC Product or MSC Product shall no longer be deemed a Licensee Edit, HSC Product or MSC Product hereunder.

4.2.        Regulatory Approval.

Licensee will be solely responsible, at Licensee’s expense, for securing any federal (or national in countries outside of the U.S.), state, or local Regulatory Approval from Regulatory Authorities necessary for commercial sale of Licensed Products, and Licensee shall deliver regular reports to each Licensor concerning such Regulatory Approvals in accordance with Section 5.3.2.

4.3.        Licensee Responsibilities.

4.3.1      Licensee shall be solely responsible, at its expense, for the commercialization of Licensed Products in the Field in the Territory. Licensee will use Commercially Reasonable Efforts to diligently proceed to develop and make commercially available at least one HSC Product, one MSC Product, one Sickle-Cell Product, one TIL Product, one T-Cell Product, one Inherited Retinal Disorders Product, one Non-syndromic Hearing Loss Product and one Familial Amyloid Disorders Product in the Field in the United States or a major market country in Europe or Asia (i.e., the United Kingdom, France, Germany, China, or Japan; each a “Major Market Country”).

4.3.2       Licensee shall provide the Licensors semi-annual written updates on Licensee’s Licensed Product development and commercialization activities in the Field in the Territory, which updates shall be provided to the Licensors and at least every six (6) months during the Term and upon a Licensor’s reasonable request therefor, and each Licensor shall have the right to reasonably request additional information regarding Licensee’s progress in this regard. Such updates will include the activities undertaken by or on behalf of Licensee since the last report was delivered; and the activities to be undertaken by or on behalf of Licensee during the next twelve (12)-month period and the expected timing of such activities (including the estimated dates of initiation and completion of such activities).

4.4.        Licensee’s Failure to Develop and/or Commercialize Licensed Products.

4.4.1      In the event that a Licensor notifies Licensee in writing that such Licensor reasonably believes that, during any consecutive twelve (12)-month period during the Term, Licensee has failed to use its Commercially Reasonable Efforts to develop and/or make commercially available (as applicable) one or more Licensed Products in the Field in the United States or in a Major Market Country, then Licensee shall deliver to Licensor within sixty (60) days of receipt of such written notice copies of supporting documentation evidencing that Licensee has used Commercially Reasonable Efforts to develop such Licensed Product(s) and/or make such Licensed Product(s) commercially available in the Field in the United States or in a Major Market Country during such twelve (12)-month period. If Licensee fails to provide such supporting documentation within ninety (90) days after a Licensor’s written request for it, or if, after examination of such supporting documentation provided by Licensee, such Licensor continues to reasonably believe that Licensee has failed to use its Commercially Reasonable Efforts to develop such Licensed Product(s) and/or make such Licensed Product(s) commercially available in the Field in the United States or a Major Market Country, then the Parties shall resolve such dispute in accordance with Section 10.

4.4.2       Licensee shall achieve the following milestones (“Milestones”): (a) within four (4) years after the Effective Date, Licensee shall submit an IND for at least one (1) MSC Product, and at least two (2) of an HSC Product, a Sickle-Cell Product, a TIL Product, a T-Cell Product, an Inherited Retinal Disorders Product, a Non-syndromic Hearing Loss Product, or a Familial Amyloid Disorders Product in the Field; and (b) within twenty four (24) months after submission of each such IND, Licensee shall have dosed the first patient with a Licensed Product in a Phase 1 Clinical Trial in the United States or in a Major Market Country. To the extent Licensee has not submitted an IND for at least one (1) MSC Product or at least two (2) of an HSC Product, a Sickle-Cell Product, a TIL Product, a T-Cell Product, an Inherited Retinal Disorders Product, a Non-syndromic Hearing Loss Product, or a Familial Amyloid Disorders Product within four (4) years after the Effective Date, Licensee may extend the time to file an IND for one (1) such Licensed Product for up to one (1) additional year. Pursuant to Section 7.2.3, Licensor may elect to terminate this Agreement in-part with respect to the applicable category of Licensed Product (e.g., a HSC Product, MSC Product, Sickle-Cell Product, TIL Product, T-Cell Product, Inherited Retinal Disorders Product, Non-syndromic Hearing Loss Product, or Familial Amyloid Disorders Product) if any of the following occur: (y) Licensee has not submitted an IND for the applicable HSC Product, MSC Product, Sickle-Cell Product, TIL Product, T-Cell Product, Inherited Retinal Disorders Product, Non-syndromic Hearing Loss Product or Familial Amyloid Disorders Product in the Field on or before the date that is four (4) years after the Effective Date; or (z) Licensee has not dosed a patient with the applicable HSC Product, MSC Product, Sickle-Cell Product, TIL Product, T-Cell Product, Inherited Retinal Disorders Product, Non-syndromic Hearing Loss Product, or Familial Amyloid Disorders Product in a Phase 1 Clinical Trial in the United States or in a Major Market Country on or before the date that is twenty four (24) months after submission of the IND.

4.5.         Licensor’s Responsibilities and Technology Transfer.

4.5.1      The Licensors will support and provide for the technical transfer of the Licensed Technology to Licensee starting within five (5) business days after the Effective Date to enable Licensee to understand and apply the Licensed Technology as contemplated hereunder to Exploit the Licensed Products, and, the Licensors will provide Licensee with information in the Licensors’ possession, including copies of relevant documents in the format currently available and provide Licensee reasonable access to all relevant documentation in the Licensors’ possession that such Licensors may deem reasonably necessary to enable Licensee’s performance hereunder.

4.5.2        Upon Licensee’s reasonable request during the Term, Licensor shall provide Licensee with information in Licensor’s possession that is necessary or useful for Licensee to Exploit the Licensed Products.

4.5.3      Upon Licensee’s reasonable request, Licensor shall provide Licensee periodic updates on Improvements, Improvement Patents, Licensed Know-How, Licensed Patents, Auxiliary Technology, and Auxiliary Technology Patents, which updates may include a description of (i) newly developed Improvements, Licensed Know-How, and Auxiliary Technology and (ii) the current status, strategy, and activities for the Improvement Patents, Licensed Patents, and Auxiliary Technology Patents, and which updates shall be prepared by Licensor(s) and provided to the Licensee at Licensee’s cost and expense. Such updates may include the activities undertaken by or on behalf of Licensor since the last report was delivered; and the activities to be undertaken by or on behalf of Licensor during the next twelve (12)-month period and the expected timing of such activities (including the estimated dates of initiation and completion of such activities).

Section 5
Consideration; Records & Reports

5.1.        Upfront Consideration.

In consideration for the rights granted by Licensor to Licensee under this Agreement, Licensee shall pay to Licensors the non-refundable, non-creditable Upfront Fee in the amounts set forth in Section 5.1 of Exhibit A , which full amount shall represent a mature obligation as of the Effective Date, shall not be contingent on any action or performance by the Licensors, and which Upfront Fee shall be payable in accordance with Section 5.1 of Exhibit A.

5.2.        Continuing Payments.

In consideration for the rights granted by Licensor to Licensee under this Agreement, Licensee shall pay to Licensors the non-refundable, non-creditable Payment One and Payment Two in the amounts set forth in Section 5.2 of Exhibit A in accordance with Section 5.2 of Exhibit A. The full amount of Payment One shall represent a mature obligation as of the Effective Date and shall not be contingent on any action or performance by the Licensors. The Parties acknowledge and agree that the payments set forth in Section 5.2 of Exhibit A are independent payment obligations separate from the Upfront Fee and that Payment Two shall not represent a mature obligation as of the Effective Date. The Parties acknowledge and agree Licensee may terminate this Agreement in accordance with Section 7.4.1 after the payment of Payment One if Licensee, through Commercially Reasonable Efforts, decides, in its own discretion, to discontinue efforts to Exploit the Licensed Technology.

5.2.1.       Milestone Payments.

For each Licensed Product, the first time each Milestone set forth in Section 5.2.1 of Exhibit A is achieved, whether by Licensee or by an Affiliate or sublicensee of Licensee, Licensee shall pay to the applicable Licensor the corresponding milestone payment set forth in Section 5.2.1 of Exhibit A (each, a “Milestone Payment”), such Milestone Payment to be made within forty five (45) days of the achievement of the applicable Milestone. For the avoidance of doubt, with respect to a Licensed Product, in the event that Licensee (or, as applicable Licensee’s sublicensee) skips or avoids one or more Milestones (e.g., by obtaining approval for a Licensed Product in the United States before initiating a Phase 3 Clinical Trial or a Pivotal Clinical Trial for such Licensed Product), then with respect to such Licensed Product, Licensee shall make the Milestone Payments associated with all such skipped or avoided Milestones upon the earlier of (a) achieving the next Milestone for such Licensed Product, or (b) the First Commercial Sale of such Licensed Product.

5.2.2.       Royalties on Net Sales.

Commencing upon the First Commercial Sale of a Licensed Product in any country in the Territory, on a calendar quarter basis, Licensee shall pay to the designated Licensor a royalty equal to the percentage of Net Sales set forth in Section 5.2.2 of Exhibit A (“Royalty on Net Sales”). On a Licensed Product-by-Licensed Product and country-by-country basis, upon the later of the date: (a) of expiration of the last to expire of a Valid Claim or (b) that is ten (10) years from the date of First Commercial Sale of a Licensed Product in the subject country, Licensee shall have a non-exclusive license to Exploit the Licensed Know-How for the development and commercialization of Licensed Products in the applicable country in the Field, and the Royalty on Net Sales due thereafter under this Section 5.2.2 shall be reduced by fifty percent (50%) in the applicable country.

5.2.3        Royalties on Sublicense Fees.

Licensee shall, within thirty (30) days of receipt of any Sublicense Fees, pay to the applicable Licensor an amount equal to the percentage of said Sublicense Fees set forth in Section 5.2.3 of Exhibit A. For the purposes of this Section 5.2.3, the applicable Licensor to whom such percentage of Sublicense Fees shall be paid will correspond to the Licensor that Controls the rights to the applicable Licensed Product category giving rise to such Sublicense Fees. For the avoidance of doubt, unless otherwise agreed upon by the Parties in writing, Sublicense Fees received by Licensee or its Affiliates as consideration for a sublicense granted with respect to an MSC Product shall be shared with Novellus in accordance with this Section 5.2.3, and Sublicense Fees received by Licensee or its Affiliates as consideration for a sublicense granted with respect to an HSC Product, Sickle-Cell Product, TIL Product, T-Cell Product, Inherited Retinal Disorders Product, Non-syndromic Hearing Loss Product, and Familial Amyloid Disorders Product shall be shared with Factor in accordance with this Section 5.2.3.

5.2.4        No Multiple Royalties.

 For the avoidance of doubt, no multiple Royalties on Net Sales will be required to be paid because a Licensed Product or its manufacture, use, sale or importation is covered by more than one (1) Valid Claim.

5.2.5        Combination Products.

A Licensed Product may be made, used, imported or sold in combination with or as part of Combination Products. Notwithstanding any other provision of this Agreement to the contrary, to calculate the value of Net Sales of Combination Products, the gross sales of such Combination Products will be multiplied by the fraction A/(A + B) where A is the average selling price of the Licensed Product when sold separately in finished form, and B is the average selling price of the Other Agent(s) when sold separately in finished form. Allowed deductions may then be subtracted from the proportion of gross sales attributable to the Licensed Product to compute Net Sales. In the event that such average sale price cannot be determined for both the Licensed Product and the Other Agent(s), Net Sales for such Combination Product shall be calculated using a mutually agreed method. Licensee shall propose a method to Licensors, which method shall be consistent with the method of accounting normally employed by Licensee in similar cases and Licensors shall review such method and either approve it or propose modifications. If the Parties are unable to agree on such method, Net Sales for purposes of determining payments due in respect of the Combination Product shall be based on the relative fair market value of the Licensed Product and such other Agent(s), which relative fair market value shall be determined in accordance with the provisions of Section 10.

5.2.6        Royalty Stacking.

On a Licensed Product-by-Licensed Product and country-by-country basis, in the event that Licensee is legally required to pay royalties to a third party for licenses to intellectual property rights entered into by Licensee to avoid infringement of such rights by the Exploitation of a Licensed Product in a country, then Licensee may deduct an amount equal to fifty percent (50%) of any such third party royalties from any royalty amounts due to Licensor under Section 5.2.2 for Net Sales of such Licensed Product in such country, provided that notwithstanding anything set forth in this Agreement to the contrary, in no event shall the royalty payments under Section 5.2.2 otherwise due to Licensor for such Licensed Product in such country be less than fifty percent (50%) of the percentage set forth in Section 5.2.2 of Exhibit A (the “Royalty on Net Sales”).

5.3.        Records and Reports.

5.3.1.       Reports on Development Activities.

Licensee shall maintain materially complete, current and accurate records of material development and commercialization activities conducted by Licensee hereunder, and all data and other material information resulting from such activities. Such records shall fully reflect all material work done and results achieved in the performance of the development and commercialization activities in good scientific manner appropriate for regulatory and patent purposes. Licensee shall document all material studies and informal written study records according to Applicable Laws. Licensors shall have the right to review and copy such records maintained by Licensee at reasonable times and to obtain access to the originals to the extent reasonably necessary or useful for regulatory and patent purposes. Licensee shall provide Licensors with written reports detailing Licensee’s development and commercialization activities under this Agreement.

5.3.2.       Regulatory Reports.

Licensee shall keep Licensors informed of regulatory developments relating to any Licensed Products in the Field in the Territory through semi-annual written updates, which updates shall be provided to Licensors and at least every six (6) months during the Term and upon a Licensor’s reasonable request therefor. Licensee shall provide Licensors with copies of all regulatory materials generated in support of developing and/or commercializing Licensed Products in the Field in the Territory, and Licensee hereby grants to each Licensor a right of reference (as such term is defined 21 C.F.R. § 314.3(b)) to all such regulatory materials and data for the purpose of developing and/or commercializing products, including Licensed Products, outside the Field, during the Term and thereafter.

5.3.3.       Regulatory Responsibilities.

Subject to the terms and conditions of this Agreement, Licensee shall be solely responsible for all regulatory matters for Licensed Products in the Field in the Territory, including preparing and filing any and all regulatory materials for each Licensed Product, at its sole expense.

5.3.4.       Notification of Threatened Action.

Each Party shall promptly and, in any event within thirty (30) days, notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from any third party, including without limitation a regulatory authority, which may materially affect the development, commercialization or regulatory status of a Licensed Product in the Field in the Territory. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

5.3.5.       Remedial Actions.

Each Party will notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any recall, corrective action or other regulatory action with respect to a Licensed Product taken by virtue of Applicable Laws (a “Remedial Action”). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action.

5.3.6.       Pediatric Priority Review Vouchers.

If Licensee or an Affiliate of Licensee shall own or control a PRV that is granted based on approval of a Licensed Product, Licensee shall notify Licensors within thirty (30) days of the granting of such PRV, and within thirty (30) days of the sale of such PRV, Licensee shall pay the applicable Licensor the percentage set forth in Section 5.3.6 of Exhibit A of any proceeds received by Licensee or its Affiliate as consideration for such PRV. For the purposes of this Section 5.3.6, the applicable Licensor to whom such percentage of proceeds received as consideration for such PRV shall be paid will correspond to the Licensor that Controls the rights to the applicable Licensed Product category giving rise to such PRV. For the avoidance of doubt, unless otherwise agreed upon by the Parties in writing, proceeds from the sale of a PRV received by Licensee or its Affiliates as consideration for a sublicense granted with respect to an MSC Product shall be shared with Novellus in accordance with this Section 5.3.6, and proceeds from the sale of a PRV received by Licensee or its Affiliates as consideration for a sublicense granted with respect to an HSC Product, Sickle-Cell Product, TIL Product, T-Cell Product, Inherited Retinal Disorder Product, Non-syndromic Hearing Loss Product, or Familial Amyloid Disorders Product shall be shared with Factor in accordance with this Section 5.3.6.

5.3.7.       Royalty Reports and Payments.

Within thirty (30) days following the end of each calendar quarter, commencing with the calendar quarter in which the First Commercial Sale of any Licensed Product is made anywhere in the Territory, Licensee shall provide each Licensor with a report containing the following information for the applicable calendar quarter, on a Licensed Product basis: (i) the amount of Net Sales in the Territory; (ii) an itemized calculation of Net Sales in the Territory showing deductions provided for in the definition of “Net Sales”; (iii) a calculation of the royalty payment due on such Net Sales; and (iv) the exchange rate for such country. Concurrent with the delivery of the applicable quarterly report, Licensee shall pay in U.S. dollars all amounts due to Licensor pursuant to this Agreement with respect to Net Sales by Licensee and its Affiliates and sublicensees for such calendar quarter. All payments due to Licensors hereunder shall be made in U.S. dollars by wire transfer of immediately available funds into an account designated by Licensor.

5.4.        Audit and Inspection Rights.

Licensee and its Affiliates and sublicensees will maintain complete and accurate records in sufficient detail to permit Licensor to confirm the accuracy of the calculation of payments under this Agreement, including royalty payments and the achievement of Milestones. Upon reasonable prior notice, such records shall be available during regular business hours (without undue disruption of Licensee’s business) for a period of three (3) years from the end of the calendar year to which they pertain for examination by an independent accountant selected by the Licensors and reasonably acceptable to Licensee, for the sole purpose of verifying the accuracy of the reports and payments furnished by Licensee pursuant to this Agreement. Audits may not be requested more than once per year, and no period may be audited more than once. Any such auditor shall enter into a confidentiality agreement with Licensee, and shall not disclose Licensee’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the reports furnished by Licensee or the amount of payments due by Licensee to Licensors under this Agreement. The auditor may not be compensated on a commission, bonus, or any other payment that depends on the result of the audit or amounts due or paid as a result of the audit. Any undisputed amounts shown to be owed but unpaid shall be paid within thirty (30) days from the accountant’s report, plus interest (as set forth in Section 5.6) from the original due date. Licensors shall bear the full cost of such audit.

5.5.        Taxes.

Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of payments made by a Party to the other Party under this Agreement. To the extent Licensee is required to deduct and withhold taxes on any payment to a Licensor hereunder, Licensee shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to the applicable Licensor(s) an official tax certificate or other evidence of such withholding sufficient to enable the applicable Licensor(s) to claim such payment of taxes. Licensors shall provide the Licensee with any tax forms that may be reasonably necessary in order for the Licensee to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

5.6.        Late Payment.

If a Licensor does not receive payment of any sum due to it on or before the due date (each, a “Late Payment”), Licensee shall pay to the applicable Licensor an amount equal to five percent (5%) of such Late Payment (“Late Payment Penalty”), and such Late Payment shall not be considered paid in full until the applicable Licensor has received from Licensee both the full amount of such Late Payment and the Late Payment Penalty. For the avoidance of doubt, payment by Licensee within thirty (30) days past the due date will not be considered a Late Payment subject to a Late Payment Penalty.

Section 6
Warranties

6.1         Representations, Warranties and Covenants of Licensor.

6.1.1       The patents identified on Exhibit 1.5 are all the patents owned by Licensors that are necessary and or useful for Licensee to make, use, offer to sell, sell and import the Licensed Products in the Field in the Territory. Licensors hereby represent and warrant to Licensee that, as of the Effective Date and continuing for the entire Term of this Agreement, they are the sole and exclusive owner or licensee of the Licensed Patents and the Auxiliary Technology Patents, and they have the right, power and authority to grant the rights set forth in Section 2.1 of this Agreement.

6.1.2      Licensors hereby represent and warrant to Licensee that, as of the Effective Date and for the entire Term of this Agreement, the execution and performance of Licensors’ obligations under this Agreement do not conflict with, cause a default under, result in a breach of or violate any existing contractual obligation that may be owed by a Licensor to any third party, including, without limitation, any Affiliate of a Licensor, nor will Licensors, during the Term of the Agreement, take any action, inaction or enter into agreement that would conflict with, cause a default under, result in a breach of or violate any existing contractual obligation that is owed to Licensee under this Agreement.

6.1.3     Licensors hereby represent and warrant to Licensee that they have full power and authority to execute, deliver and perform this Agreement and that this Agreement constitutes the legally binding and valid obligation of Licensors, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, moratorium and other laws affecting creditors’ rights generally.

6.1.4      Licensors hereby represent and warrant to Licensee that (i) there are no liens or other encumbrances on the Licensed Technology, Auxiliary Technologies and Auxiliary Technology Patents or any part thereof which would interfere with the rights granted to Licensee under this Agreement and (ii) Licensors will not take any actions after the Effective Date of this Agreement that would be inconsistent with the rights granted Licensee under this Agreement.

6.1.5       Licensors hereby represent and warrant to Licensee that there is no action or suit pending against Licensors that questions the validity of this Agreement or the right of Licensors to enter into this Agreement or consummate the transactions contemplated hereby, and neither Licensors nor any of their Affiliates is a party to any litigation, arbitration, mediation or other similar legal proceeding.

6.1.6      Licensors hereby represent and warrant to Licensee that there is no action or suit pending against Licensors that would adversely and materially impact Licensors’ business or operations.

6.1.7      Licensors hereby represent and warrant to Licensee that there is no action or suit pending against Licensors affecting the validity of the Licensed Patents and Auxiliary Technology Patents, or the ownership of Licensors’ Licensed Technology, Auxiliary Technologies, and Auxiliary Technology Patents.

6.2         Representations, Warranties and Covenants of Licensee.

6.2.1      Licensee hereby represents and warrants to Licensors that, as of the Effective Date, the execution and performance of Licensee’s obligations under this Agreement do not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by Licensee to any third party, including, without limitation, any Affiliate of Licensee.

6.2.2        Licensee hereby represents and warrants to Licensors that there is no action or suit pending against Licensee or any of its Affiliates that questions the validity of this Agreement or the right of Licensee to enter into this Agreement or consummate the transactions contemplated hereby, and neither Licensee nor any of its Affiliates is a party to any litigation, arbitration, mediation or other similar legal proceeding.

6.2.3       Licensee hereby represents, warrants and covenants to Licensors that Licensed Products will be manufactured and sold in compliance with all Applicable Laws, including, without limitation, in accordance with all applicable rules and regulations of the FDA or other Regulatory Authority.

6.3          Disclaimer.

Except as expressly provided in Section 6.1, nothing in this Agreement will be construed as:

6.3.1       a warranty or representation by Licensors as to the validity or scope of any of the Licensed Technology, Auxiliary Technologies or the Auxiliary Technology Patents;

6.3.2      a warranty or representation by Licensors that anything made, used, sold or otherwise disposed of under the licenses granted in this Agreement, or the practice of the Licensed Technology, Auxiliary Technologies or the Auxiliary Technology Patents, will or will not infringe patents of third parties; or

6.3.3       an obligation of Licensors to bring or prosecute actions or suits against third parties for infringement of Licensed Patents or Auxiliary Technology Patents or misappropriation of Licensed Know-How.

6.4         Express Disclaimer.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, LICENSORS ARE PROVIDING THE LICENSED TECHNOLOGY, THE AUXILIARY TECHNOLOGIES, AND THE AUXILIARY TECHNOLOGY PATENTS “AS IS.” EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER LICENSORS NOR LICENSEE MAKE ANY REPRESENTATIONS, EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR AS TO THE VALIDITY OF ANY PATENTS, AND NEITHER LICENSOR ASSUMES ANY RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION OF PRODUCTS INCORPORATING OR MADE BY USE OF LICENSED PATENTS OR AUXILIARY TECHNOLOGY PATENTS UNDER THIS AGREEMENT. EXCEPT FOR VIOLATIONS OF SECTION 8.6 AND EXCEPT AS OTHERWISE PROVIDED IN SECTION 9.1 AND SECTION 9.2 WITH RESPECT TO THIRD PARTY INDEMNIFICATION CLAIMS, IN NO EVENT WILL EITHER PARTY, OR ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES OR AGENTS, BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND, WHETHER GROUNDED IN TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, CONTRACT OR OTHERWISE.

6.5         Exclusion of Consequential and Other Direct Damages.

TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTIES OR ANY OTHER PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS, OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE AND THE PARTY AGAINST WHOM LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED REMEDY OF ITS ESSENTIAL PURPOSE. THE FOREGOING LIMITATIONS WILL NOT: (A) APPLY TO INFRINGMENT BY A PARTY OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR A PARTY’S BREACH OF SECTIONS 8.6 OR 11.13, OR (B) LIMIT A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.

Section 7
Term and Termination

7.1.        Term.

The term of this Agreement will begin on the Effective Date and will not terminate unless terminated under the provisions of this Section 7.

7.2.        Termination by Licensor.

A Licensor may, at its option, terminate this Agreement, upon written notice to Licensee of any of the following events or otherwise as provided in this Agreement:

7.2.1       subject to the provisions set forth in Section 10, any material breach of any of Licensee’s obligations under this Agreement, which Licensee fails to remedy within ninety (90) days after receipt of written notice by a Licensor of such material breach and a Licensor’s demand that it be cured, for avoidance of doubt, once the provisions of Section 10 are triggered, the ninety (90) day cure period is tolled pending the Alternative Dispute Resolution procedures and timing set forth in Section 10;

7.2.2       subject to the provisions set forth in Section 10, the filing in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee or if Licensee is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, or if Licensee will propose or be a party to any dissolution or liquidation, or if Licensee will make an assignment for the benefit of its creditors, or if at any time Licensee voluntarily enters into proceedings for winding up or dissolution of business; provided, however, if Licensee provides for the cure of all of its defaults under this Agreement (if any) and provides adequate assurance of its future performance of its obligations, then the Licensors shall not have the right to terminate this Agreement pursuant to this Section 7.2.2;

7.2.3         subject to the provisions set forth in Sections 4.4 and 7.3, Licensee’s material failure to timely achieve the Milestones;

7.2.4        subject to the provisions set forth in Section 5, Licensee’s failure to timely make any payment required to be made to Licensors as set forth in Section 5 or Exhibit A or Section 8.1, which Licensee fails to remedy within thirty (30) days after receipt of written notice by Licensors of such failure and a Licensor’s demand that it be cured;

7.2.5      Licensee’s use, practice or Exploitation of the Licensed Technology, Auxiliary Technologies or the Auxiliary Technology Patents outside of the Field or for the development or Exploitation of products other than Licensed Products, which Licensee fails to remedy within sixty (60) days after receipt of written notice by a Licensor and a Licensor’s demand that it be cured;

7.2.6       any breach of Licensee’s obligations under Section 7.5 or Section 11.13, which Licensee fails to remedy within sixty (60) days after receipt of written notice by a Licensor and a Licensor’s demand that it be cured; or

7.2.7        Licensee’s failure to comply with the obligation to maintain in full force and effect the required insurance coverage in accordance with Section 9.3, which Licensee fails to remedy within ninety (90) days after receipt of written notice by a Licensor of such material breach and a Licensor’s demand that it be cured.

7.2.8        Subject to the provisions set forth in Section 10, nothing in the foregoing subsections of this Section 7.2 shall prohibit a Licensor from pursuing any other remedies at law which it may have in connection with Licensee’s uncured material breach. For the avoidance of doubt, a Licensor’s right to terminate under Sections 7.2.3, 7.2.4, 7.2.5, or 7.2.6 shall not be subject to the provisions set forth in Section 10, shall not expire, and any such termination shall take effect upon written notice to Licensee.

7.3.        Partial Termination by Licensor.

In the event the events or conditions set forth in Section 7.2 pertain only to a particular category of Licensed Product (e.g., a HSC Product, MSC Product, Sickle-Cell Product, TIL Product, T-Cell Product, Inherited Retinal Disorder Product, Non-syndromic Hearing Loss Product or Familial Amyloid Disorders Product), the applicable Licensor(s) shall have the right to elect to terminate this Agreement in-part with respect to that category of Licensed Product, and upon such termination in-part the Agreement will otherwise remain in effect.

7.4.        Termination by Licensee.

Licensee may, at its option, terminate this Agreement in its entirety, upon written notice to the Licensors of any of the following events or otherwise as provided in this Agreement:

7.4.1        at any time after the payment of Payment One without cause, by giving at least one hundred and twenty (120) days prior written notice of such termination to Licensors; or

7.4.2      subject to the provisions set forth in Section 10, upon any material breach of a Licensor’s express representations, warranties or covenants set forth in Section 6.1, which such Licensor fails to remedy within sixty (60) days after receipt of written notice by Licensee of such material breach and Licensee’s demand that it be cured;

7.4.3       subject to the provisions set forth in Section 10, any material breach of any of a Licensor’s obligations under this Agreement, which Licensor fails to remedy within ninety (90) days after receipt of written notice by Licensee of such material breach and a Licensee’s demand that it be cured;

7.4.4      subject to the provisions set forth in Section 10, Licensor's failure to comply with Section 4.5.1 (Licensor’s Responsibilities and Technology Transfer), which Licensees fail to remedy within ninety (90) days after receipt of written notice by Licensee of such material breach and Licensee's demand that it be cured; or

7.4.5       subject to the provisions set forth in Section 10, the filing in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee or if a Licensor is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, or if a Licensor will propose or be a party to any dissolution or liquidation, or if a Licensor will make an assignment for the benefit of its creditors, or if at any time a Licensor voluntarily enters into proceedings for winding up or dissolution of business; provided, however, if a Licensor provides for the cure of all of its defaults under this Agreement (if any) and provides adequate assurance of its future performance of its obligations, then the Licensee shall not have the right to terminate this Agreement pursuant to this Section 7.4.5.

7.4.6       Nothing in the foregoing subsections of this Section 7.4 shall prohibit Licensee from pursuing any and all rights and remedies it may have under this Agreement or at law or in equity.

7.5.        Remedies to Licensee.

In the event there is a material breach of Licensor’s express representations, warranties, or covenants set forth in Section 6.1, which such Licensor fails to remedy within sixty (60) days after receipt of written notice by Licensee of such material breach and Licensee’s demand that it be cured, Licensee may, at its option, elect to terminate this Agreement in-part or in whole based on the section of the Agreement affected.

7.6.        Challenging Validity.

Except to the extent unenforceable under Applicable Law in the Territory, Licensors may terminate this Agreement by written notice to Licensee in the event of a breach of Section 11.13 by Licensee, its Affiliates or sublicensees or in the event that Licensee or any of its Affiliates challenges, in any formal proceeding, the validity, patentability, enforceability, scope, construction or inventorship of any of the Licensed Patents or Auxiliary Technology Patents or assists any third party in any such challenge (each, a “Patent Challenge”). If a sublicensee of Licensee brings any such Patent Challenge or assists a third party in bringing any such Patent Challenge (except as required under a court order or subpoena), then a Licensor may send a written demand to Licensee to terminate such sublicense. If Licensee fails to so terminate such sublicense within thirty (30) days after Licensor’s demand, Licensors may terminate this Agreement. In any country(ies) where Licensors may not terminate this Agreement in the event of a Patent Challenge, if: (i) Licensee brings a Patent Challenge against Licensors; or (ii) Licensee assists a third party in bringing a Patent Challenge against Licensors (except as required under a court order or subpoena), and such Patent Challenge is not successful (i.e., the Licensed Patent(s) subject to such Patent Challenge retain Valid Claims), then all payments due under Exhibit A with respect to Licensed Products covered by such Patent Rights as were subject to the Patent Challenge shall be doubled for the remainder of the term of this Agreement. In the event that such a Patent Challenge is successful, Licensee will have no right to recoup any payments made during the period of such Patent Challenge.

7.7.        Effects of Termination; Termination of License.

Upon a termination of this Agreement for any reason, Licensee’s rights to the Licensed Technology, Auxiliary Technologies, and the Auxiliary Technology Patents, inclusive of the Licensed Products, which have been granted hereunder and all use thereof will terminate, any and all rights in the Licensed Technology, Auxiliary Technologies, and the Auxiliary Technology Patents, inclusive of the Licensed Products, will revert back to Licensors and Licensee will cease using the Cell Line, and will cease selling, offering for sale, importing, exporting, developing and commercializing all Licensed Products. Upon Licensor’s request, in the event of a termination of this Agreement in its entirety, Licensee will destroy or return the Cell Line and all copies, except for the copies to be retained by Licensee’s legal counsel, of any media or materials which have been provided by Licensors to Licensee and are the property of Licensors, including but not limited to all data, documentation, notes, plans, drawings, copies, samples and computer code. Upon termination of this Agreement other than termination by Licensor(s) in accordance with Section 7.2, Licensee, Licensee’s Affiliates and Licensee’s sublicensees may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination provided that (i) Licensee pays Licensors the applicable Royalty on Net Sales in accordance with the terms and conditions of this Agreement, and (ii) Licensee, Licensee’s Affiliates and Licensee’s sublicensees shall complete and sell all work-in-progress and inventory of Licensed Products within six (6) months after the effective date of termination.

7.8.        Effect on Sublicenses.

In the event that this Agreement is terminated by Licensor in accordance with Section 7.2, and if Licensee requests that a given sublicense(s) survive such termination, any such surviving sublicense(s) shall be considered a direct license from Licensor to such surviving sublicensee; provided that such sublicensee agrees in writing that (i) Licensors are entitled to enforce all relevant provisions directly against such sublicensee, and (ii) Licensors shall not assume, and shall not be responsible to such sublicensee for, any representations, warranties or obligations of Licensee to such sublicensee, other than to permit such sublicensee to exercise any rights to the Licensed Technology, Auxiliary Technologies, and the Auxiliary Technology Patents sublicensed to such sublicensee by Licensee.

7.9.        Right to Reference Regulatory Filings.

Upon termination of this Agreement pursuant to Sections 7.2, 7.3 or 7.4.1, Licensee will permit Licensors and their Affiliates, licensors, licensees and sublicensees to reference Regulatory Approvals obtained from, and filings made by Licensee with Regulatory Authorities with respect to the Licensed Products in the Field at no cost to Licensors. In addition, at a Licensor’s reasonable request, Licensee will allow Licensors to review at Licensee’s offices all records required by Regulatory Authorities to be maintained with respect to the development, sale, storage, handling, shipping and use of the Licensed Products in the Field, and all reimbursement approval files pertaining to the Licensed Products in the Field.

7.10.       Accrued Obligations.

Expiration or termination of this Agreement will not release either Party from any obligation that matured prior to the effective date of such expiration or termination. Upon expiration or termination of this Agreement for any reason, any unpaid amounts payable to Licensor shall become immediately due, and payment thereof shall remain an ongoing obligation of Licensee until such amount is paid in full.

7.11.      Survival.

Upon expiration or termination of this Agreement, Sections 1, 2.3, 2.4, 5.4, 6.4, 6.5, 7.6-7.10, 8.6, and 9-11 will, with related definitions, survive and remain in full force and effect.

Section 8
Protection of Intellectual Property Rights

8.1.        Patent Prosecution.

During the Term, Licensors will be responsible for preparing, filing, prosecuting and maintaining all patent applications and patents included in the Licensed Patents and the Auxiliary Technology Patents in the Territory. For the sake of clarity, as used herein the term “prosecution” shall include interference, opposition, and derivation proceedings in connection with the Licensed Patents and the Auxiliary Technology Patents. Licensors shall select patent counsel to conduct such activities regarding the Licensed Patents and the Auxiliary Technology Patents and shall keep Licensee informed of prosecution activities for Licensed Patents and the Auxiliary Technology Patents providing Licensee an opportunity to provide comments. Licensors shall cause all patent applications and patents included in the Licensed Patents and the Auxiliary Technology Patents in the Territory to be diligently prosecuted, and in the event Licensors decide to irrevocably discontinue prosecution of any patent applications included in the Licensed Patents or the Auxiliary Technology Patents, or irrevocably allow any patents included in the Licensed Patents or the Auxiliary Technology Patents to lapse, Licensor shall provide Licensee notice thereof in accordance with Section 8.2. All Patent Expenses will be borne by Licensee pro rata, whereby Licensee’s pro rata share of such Patent Expenses shall equal 1/n of such Patent Expenses, where “n” equals the total number of licenses of the Licensed Patents or Auxiliary Technology Patents at the time such Patent Expenses were incurred, as determined by Factor in its sole discretion. Licensee has no obligation to pay any Patent Expenses that were incurred prior to the Effective Date.

8.2.        Licensee’s Right to Take Over Prosecution or Pay Fees.

Subject at all times to the rights granted by Licensors to their third-party licensees prior to the Effective Date, in the event that Licensors decides to irrevocably discontinue prosecution of any patent applications included in the Licensed Patents or the Auxiliary Technology Patents without filing a continuing or divisional application, Licensors will notify Licensee thereof within such time as may be reasonably necessary for Licensee to continue such prosecution on the applicable Licensor’s behalf, and Licensee will have the right, but not the obligation, to so continue such prosecution at its own cost and expense. In the event that Licensors decide to allow any patents included in the Licensed Patents or the Auxiliary Technology Patents to lapse as a result of nonpayment of an annuity, maintenance fee, or equivalent, Licensors will notify Licensee thereof within such time as may be reasonably necessary for Licensee to make such payment on the applicable Licensor’s behalf, and Licensee will have the right, but not the obligation, to pay the annuity, maintenance fee, or equivalent at its own cost and expense.

8.3.        Enforcement of Licensed Patents.

8.3.1.      Notice.

If either Party becomes aware of any infringement in the Field, anywhere in the Territory, of any issued patent within the Licensed Patents or the Auxiliary Technology Patents, such Party will notify the other Party in writing within thirty (30) days to that effect.

8.3.2.      Infringement of Licensed Patents or Auxiliary Technology Patents by Third Parties.

8.3.2.1       Subject at all times to the rights granted by Licensors to their third-party licensees prior to the Effective Date, in the case of any infringement of any Licensed Patent or Auxiliary Technology Patent in the Field by any third party, the Licensee will have the first right, but not the obligation, to cause such third party to cease infringement and to otherwise enforce such Licensed Patent or Auxiliary Technology Patent, or to defend the Licensed Patent or Auxiliary Technology Patent in any declaratory judgment action brought by third party(ies) which alleges the invalidity, unenforceability or non-infringement of the rights associated with the Licensed Patent or Auxiliary Technology Patent. All costs and expenses associated with defending the Licensed Patent or Auxiliary Technology Patent in any such declaratory judgment action will be borne by Licensee. Licensor will cooperate and provide reasonable assistance in any action described in this Section 8.3.2.1. Except for providing such cooperation and reasonable assistance, Licensor will have no obligation regarding the legal actions described herein; provided that if required to enable Licensee to initiate or continue such action, Licensor will join such action at Licensee's request and expense, or allow where required by law for Licensee to proceed in Licensee’s name. Any recovery or compensation resulting from such proceeding will first be used to reimburse Licensor for any unreimbursed expenses incurred in connection with providing assistance or joining the proceeding at Licensee's request, and the remainder, if any, will belong entirely to the Licensee.

8.3.2.2       If Licensee does not, within a reasonable period after becoming aware of a third party infringement of the Licensed Patents or Auxiliary Technology Patents in the Field, but in any event no less than ninety (90) calendar days from becoming aware of the third party infringement, (i) initiate legal proceedings against such threatened or actual infringement, or defend legal proceedings brought by a third party, as provided in Section 8.3.2.1 above, or (ii) take other reasonable steps to cause such infringement to terminate (for example, by initiating licensing discussions), Licensor may deliver written notice to Licensee that it intends to take action to cause such infringement to terminate, and subject to Licensee's prior written consent, Licensor may take such action as it deems reasonably necessary to enforce its rights in the Licensed Patents or Auxiliary Technology Patents in the Field, including, without limitation, to bring, at its own expense, an infringement action or file any other appropriate action or claim related to such infringement against any third party. Licensee will, at the reasonable request of Licensor, cooperate and provide reasonable assistance in any action taken by Licensor and described in this Section 8.3.2.2 and, if required to enable Licensor to initiate or continue such action, will join such action at Licensors' reasonable request, all at Licensors' cost and expense. Any recovery or compensation resulting from such proceeding undertaken by Licensor will first be used to reimburse Licensee for any unreimbursed expenses in connection with providing assistance at or joining the proceeding at Licensors' request, then to reimburse Licensee for any expenses, and thereafter to reimburse Licensors for any other unreimbursed expenses incurred in connection with the proceeding (including attorneys’ fees, expert witness fees, court fees, and related charges), and the remainder, if any, will be shared equally by Licensors and Licensee.

8.3.2.3      In the case of any infringement of any Licensed Patent or Auxiliary Technology Patent outside of the Field by any third party, Licensors shall have the right, but not the obligation, to cause such third party to cease infringement and to otherwise enforce such Licensed Patent or Auxiliary Technology Patent, or to defend the Licensed Patent or Auxiliary Technology Patent in any declaratory judgment action brought by third party(ies) which alleges the invalidity, unenforceability or non-infringement of the rights associated with the Licensed Patent or Auxiliary Technology Patent. All costs and expenses associated with defending the Licensed Patent or Auxiliary Technology Patent in any such declaratory judgment action will be borne by Licensor. Licensee will cooperate and provide reasonable assistance in any action described in this Section 8.3.2.3. Except for providing such cooperation and reasonable assistance, Licensee will have no obligation regarding the legal actions described herein; provided that if required to enable Licensor to initiate or continue such action, Licensee will join such action at Licensor's request and expense. Any recovery or compensation resulting from such proceeding will first be used to reimburse Licensee for any unreimbursed expenses incurred in connection with providing assistance or joining the proceeding at Licensor's request, and the remainder, if any, will belong entirely to the Licensors.

8.4.        Infringement of Third-Party Rights.

8.4.1.       Each Party will promptly notify the other Party in writing of any notice or claim of any allegation of infringement or commencement against it of any suit or action for infringement of a third-party patent based upon or arising from actions taken under the licenses granted in this Agreement (“Third-Party Infringement Claim”). If such Third-Party Infringement Claim is alleged or commenced against Licensee, Licensee will have the sole right to defend and settle such Third-Party Infringement Claim, and Licensee will not be obligated to enter into negotiations with such third party to obtain rights for either Licensee or Licensors under the third-party patent. Subject to Section 9.1, if such Third-Party Infringement Claim is alleged or commenced against Licensor(s), Licensee will have the first right, but not the obligation, to defend and settle such Third-Party Infringement Claim, provided, however, that Licensee will not be obligated to enter into negotiations with such third party to obtain rights for Licensors under the third-party patent. With respect to any such defense by Licensee of a Third-Party Infringement Claim alleged or commenced against a Licensor, Licensee will not make any settlements of such Third-Party Infringement Claim that would materially adversely affect a Licensor’s rights or interests in the Licensed Technology, Auxiliary Technologies or the Auxiliary Technology Patents without first obtaining the Licensors’ prior written consent, not to be unreasonably withheld or delayed. If Licensee opts not to defend or settle such Third-Party Infringement Claim alleged or commenced against a Licensor, then subject to Section 9.1, Licensee will notify Licensors of such decision and, at Licensors’ expense, Licensors will have the right to undertake the defense or settlement of such Third-Party Infringement Claim. In any defense of a Third-Party Infringement Claim under this Section 8.4, the non-defending Party will reasonably cooperate with the defending Party in the defense of such Third-Party Infringement Claim, including by cooperating with the defending Party in the assessment of such Third-Party Infringement Claim and, if requested by the defending Party, by assisting such defending Party in the development and evaluation of any available defense(s) in response to such Third-Party Infringement Claim based on the invalidity and/or non-infringement of the subject third-party patent(s). Notwithstanding any provision of Section 9.1 to the contrary, the non-defending Party shall bear the cost of its cooperation in any such defense of a Third-Party Infringement Claim. Additionally, if in Licensee’s reasonable opinion, a Licensed Product is likely to become the subject of a Third-Party Infringement Claim, upon Licensee’s reasonable request therefor, Licensors shall, at Licensors’ expense, assist Licensee in the assessment of the subject third-party patent(s) and the development of any bases of invalidity and/or non-infringement of such third-party patent(s).

8.5.        Patent Marking.

Licensee will mark Licensed Products Covered by Licensed Patents or Auxiliary Technology Patents and which are sold or distributed by Licensee (and will require that Licensee’s Affiliates and sublicensees mark Licensed Products sold or distributed by Licensee’s sublicensees) in a given country in the Territory with a notice that will recite that such Licensed Products are made under one or more of the Licensed Patents or Auxiliary Technology Patents, in the manner and with such prominence as is legally required or, if there is no legal requirement, as is customary for such proprietary notices in such country.

8.6.        Confidential Information.

Each Party shall maintain the Confidential Information of the other Party in strict confidence, and will not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, or with the express written consent of the Party who provided such Confidential Information. Each Party will maintain the confidentiality of the other Party’s confidential information using methods and practices that are substantially similar to those that the receiving Party uses to maintain the confidentiality of its own confidential information, but in no event less than a reasonable degree of care. Except as may be authorized in advance in writing by the disclosing Party, the receiving Party will only grant access to the Confidential Information to its employees and agents as necessary to carry out activities under this Agreement and such employees and agents will have entered into non-disclosure agreements consistent with the terms of this Section 8.6. The obligations of confidentiality described above will not pertain to that part of any Confidential Information to the extent that it is supported by competent written proof that:

8.6.1      such information was lawfully in the receiving Party’s possession or control prior to the time it received the information from the disclosing Party;

8.6.2       such information was developed by the receiving Party independently of and without reference to the Confidential Information of the disclosing Party;

8.6.3       such information was, at the time it was disclosed to or obtained by the receiving Party, or thereafter became, available to the public through no act or omission of the Party holding such information; or

8.6.4       such information was lawfully obtained by the receiving Party from a third party that has the right to disclose such information free of any obligations of confidentiality.

8.6.5       In addition, a receiving Party may disclose such Confidential Information to the limited extent required to do so by Applicable Law or a proper legal, governmental or other competent authority, or by the rules of any securities exchange on which any security issued by either Party is traded, or included in any filing or action taken by the receiving Party to obtain or maintain government clearance or approval to market a subject Licensed Product. Except where impracticable, such required Party shall give the other Party reasonable advance notice of such disclosure requirement and shall afford the other Party a reasonable opportunity to oppose, limit or secure confidential treatment for such required disclosure, or, where it is impracticable to give an advance notice, such required Party shall give the other Party reasonable notice promptly after such required disclosure. In the event of any such required disclosure, the required Party shall disclose only that portion of the Confidential Information legally required to be disclosed.

8.6.6       In addition, either Party may disclose Confidential Information, including this Agreement, and the terms hereof (including providing a copy hereof, redacted as appropriate) to any bona fide potential licensor, licensee, partner or permitted sublicensee or successor to said Party’s interest under this Agreement, to a bona fide potential lender from which said Party is considering borrowing money, to a bona fide potential collaborator in connection with development or commercialization of Licensed Products, to any bona fide financial investor from which said Party may take money, to any insurance broker, business, financial or scientific consultants, attorneys, and accountants; provided, however, in any such case said Party shall first obtain a written obligation of confidentiality no less stringent than that imposed in this Section 8.6 (or in the case of attorneys or other professionals, an equivalent professional duty of confidentiality) from the bona fide potential licensor, licensee, partner, permitted sublicensee or successor, bona fide potential lender, bona fide potential collaborator, bona fide financial investor, insurance broker, business, financial or scientific consultant, attorney or accountant.

8.7         Use of Names.

Neither Party may identify the other Party in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof, or use the name of any staff member or employee of the other Party or any trademark, service mark, trade name, symbol or logo that is associated with the other Party, without the other Party’s prior written consent. Notwithstanding the foregoing, and for the avoidance of doubt, without the consent of the other Party either Party may comply with disclosure requirements of all Applicable Laws relating to its business, including, without limitation, United States and state securities laws. Each Party may include the other Party’s name, logo, and a brief description of such other Party on said Party’s website.

8.8.        Press Releases.

The Parties shall mutually agree upon the timing and content of any press releases or other public announcement relating to this Agreement and the transactions contemplated herein; provided, however, that subject to Section 2.4.2, the foregoing shall not apply to publication of scientific findings in the form of Licensed Products or in connection with the Exploitation of Licensed Products.

Section 9
Indemnification; Insurance

9.1.        Indemnification by Licensee.

Licensee will indemnify, defend and hold harmless each Licensor, its Affiliates and their respective directors, officers, employees, consultants, licensors and agents, and their respective successors, heirs, and assigns (each a “Licensor Indemnitee”), against all third party suits, actions, claims, proceedings, liabilities, demands, damages, losses, or expenses (including legal expenses, investigative expenses, and reasonable attorneys’ fees), including claims resulting from or connected to the death of or injury to any person or persons, or any damage to property, resulting from, arising out of, or otherwise attributable to Licensee’s or, as applicable Licensee’s Affiliate’s or sublicensee’s: (a) negligence or misconduct, (b) failure to comply with Applicable Laws or the terms of this Agreement, including any breach of Licensee’s express representations and warranties set forth in this Agreement, (c) Exploitation of Licensed Products or the exercise of the licenses granted under this Agreement, including the production, manufacture, sale, use, lease, consumption, administration, shipping, storage, transfer, advertisement, analysis, measurement, description, or characterization of the Licensed Technology, Auxiliary Technologies, Auxiliary Technology Patents, Improvements, Improvement Patents, Cell Line or Licensed Products, or any activity arising from or in connection with any right or obligation of Licensee hereunder, except in each case to the extent resulting from, arising out of, or otherwise attributable to a Licensor’s breach of any express representation, warranty or covenant set forth in Section 6.1 of this Agreement, or any act of gross negligence or intentional misconduct by a Licensor Indemnitee. The Licensors will promptly give notice to Licensee of any suits, actions, claims, proceedings, liabilities, demands, damages, losses, or expenses which might be covered by this Section 9.1 and Licensee will have the right to defend the same, including selection of counsel and control of the proceedings; provided that Licensee will not, without the written consent of the applicable Licensor, settle or consent to the entry of any judgment with respect to any such third party claim (x) that does not release the applicable Licensor Indemnitee(s) from all liability with respect to such third party claim or (y) which may materially adversely affect the applicable Licensor(s) or the Licensor Indemnitees or under which such Licensor(s) or the applicable Licensor Indemnitee(s) would incur any obligation or liability, other than one as to which Licensee has an indemnity obligation hereunder. Each Licensor agrees to fully cooperate and aid such defense. Licensors at all times reserve the right to select and retain counsel of its own at its own expense to defend such Licensor’s interests.

9.2.        Indemnification by Licensor.

9.2.1.     Each Licensor (severally and not jointly) will indemnify, defend and hold harmless Licensee, its Affiliates and their respective directors, officers, employees, consultants, licensors and agents, and their respective successors, and assigns (each a “Licensee Indemnitee”), against all third party suits, actions, claims, proceedings, liabilities, demands, damages, losses, or expenses (including legal expenses, investigative expenses, and reasonable attorneys’ fees) resulting from, arising out of, or otherwise attributable to such Licensor’s breach of its express representations and warranties set forth in Section 6.1 of this Agreement, except to the extent resulting from, arising out of, or otherwise attributable to Licensee’s breach of any express representation, warranty or covenant set forth in Section 6.2, or any act of gross negligence or intentional misconduct by a Licensee Indemnitee.

9.2.2.      Licensee will promptly give notice to Licensors of any suits, actions, claims, proceedings, liabilities, demands, damages, losses, or expenses which might be covered by this Section 9.2 and Licensors will have the right to defend the same, including selection of counsel and control of the proceedings; provided that Licensors will not, without the written consent of Licensee, settle or consent to the entry of any judgment with respect to any such third party claim (x) that does not release the Licensee Indemnitee(s) from all liability with respect to such third party claim or (y) which may materially adversely affect Licensee or the Licensee Indemnitee or under which Licensee or the Licensee Indemnitee would incur any obligation or liability, other than one as to which a Licensor has an indemnity obligation hereunder. Licensee agrees to fully cooperate and aid such defense. Licensee at all times reserves the right to select and retain counsel of its own at its own expense to defend Licensee’s interests.

9.3         Insurance.

Licensee shall maintain in full force and effect during the Term and for a period of three (3) years after expiration or termination of this Agreement, worker’s compensation, general liability and professional liability, clinical trial liability, and product liability insurance coverage, all in such amounts and with such scope of coverages as are reasonably sufficient to cover Licensee’s obligations under this Agreement (including Licensee’s indemnity obligations set forth in Section 9.1) and as are customary in the life sciences and pharmaceutical industries. Upon written request, Licensee shall provide evidence of such insurance to Licensors. Licensors shall be named as an additional insured with respect to such insurance policies, and Licensee shall ensure that Licensors will receive no less than fourteen (14) days’ prior notice of any cancelation, non-renewal or material change in such insurance coverage.

Section 10
Alternative Dispute Resolution

10.1.      Negotiation.

In the event of any dispute or disagreement between the Licensor(s) and Licensee as to the interpretation of any provision of this Agreement or any other related document (or the performance of any obligations hereunder or thereunder), the matter, upon written request of either a Licensor or Licensee, shall be referred to representatives of the applicable Licensor(s) and Licensee for decision, each such Party being represented by an Executive Officer (the “Representatives”). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not mutually agree upon a decision within thirty (30) calendar days after reference of the matter to them, each of the Licensor(s) and Licensee shall be free to exercise the remedies available to it under Section 10.2. Each of the Licensor(s) and Licensee may extend the period of time for negotiation among the Representatives for an additional period of thirty (30) calendar days on one (1) occasion per dispute.

10.2.      Submission to Arbitration.

If the Licensor(s) and Licensee are unable to resolve such dispute pursuant to Section 10.1, the dispute shall be submitted to binding arbitration (without any recourse to the federal or state courts except to enforce any arbitral award or, within forty five (45) days of an Arbitrator’s rendering of a final decision, to appeal such final decision based solely on a claim that the Arbitrator engaged in gross misconduct or made a material error or miscalculation in his or her decision) in accordance with the rules of JAMS/End Dispute (“JAMS”) then in force (except as expressly modified below), and the arbitration hearings shall be held before a single arbitrator (“Arbitrator”) in Boston, Massachusetts. The Licensor(s) and Licensee agree to appoint an Arbitrator who is knowledgeable in the biotechnology and/or life sciences industries. If the Licensor(s) and Licensee cannot agree upon an Arbitrator within ten (10) days after a demand for arbitration has been filed with the JAMS by either of them, either or both of the participating Licensor(s) and Licensee may request the JAMS to name a panel of five (5) candidates to serve as Arbitrator. The participating Licensor(s) and Licensee shall each, in successive rounds (with the Party demanding the arbitration having the first chance to strike a name), strike one name off this list until only one name remains, and such last-named person shall be the Arbitrator.

10.3.      Conduct of Arbitration.

The Arbitrator shall be required to (a) follow the substantive rules of Massachusetts State or Federal law, as applicable, (b) require all testimony to be transcribed, and (c) accompany his or her award with findings of fact and a statement of reasons for the decision. The Arbitrator shall have the authority to permit discovery for no more than thirty (30) days, to the extent deemed appropriate by the Arbitrator, upon reasonable request of a participating Party. The Arbitrator shall have no power or authority to (i) add to or detract from the written agreement of the Parties set forth herein, (ii) modify or disregard any provision of this Agreement or any of the other related documents, or (iii) address or resolve any issue not submitted by the Parties. The Arbitrator shall hold proceedings during a period of no longer than thirty (30) calendar days promptly following conclusion of discovery, and the Arbitrator shall render a final decision within thirty (30) days following conclusion of the hearings. The Arbitrator shall have the power to grant injunctive relief (without the necessity of a Party posting a bond) in the event a Party has violated the confidentiality provisions set forth in this Agreement, but shall have no power to award punitive and/or exemplary damages in the event of a breach. In the event of any conflict between the commercial arbitration rules then in effect and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

10.4.      Interim Relief.

Either Licensor(s) or Licensee may, without waiving any remedy under this Agreement, apply to the Arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Licensor(s) or Licensee also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights regarding the Intellectual Property of that Party pending the arbitration award. The Arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.

10.5.      Cost of Arbitration.

The Licensor(s) and Licensee shall share in the actual and direct costs of the engagement of the Arbitrator, but the prevailing Party(ies) in the arbitration shall be reimbursed by the non-prevailing Party(ies) for the prevailing Party’s(ies’) fees and costs of arbitration (e.g., the costs, fees and expenses of outside experts and counsel retained by the prevailing Party). If Licensor(s) or Licensee is not deemed by the Arbitrator to be the primary prevailing Party, then each Party will pay its own costs, fees and expenses (including attorneys’ fees) and an equal share of the Arbitrator’s fees and any administrative fees of arbitration.

10.6.      Excluded Claims.

Unless otherwise mutually agreed upon by the Parties in writing, any Excluded Claims shall be brought in the federal court for the District Court of Massachusetts, if federal jurisdiction is available, or, alternatively, in the state courts in Suffolk County, Massachusetts. Each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, however, that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such litigation in such courts, (b) any claim that any such litigation brought in any such court has been brought in an inconvenient forum, and (c) any claim that such court does not have jurisdiction with respect to such litigation. As used in this Section 10.6, the term “Excluded Claim” means a dispute, controversy or claim that concerns: (x) the scope, construction, validity or infringement of a patent, trademark or copyright; (y) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory; or (z) the Licensee’s or, as applicable Licensee’s Affiliates or sublicensee(s), Exploitation of Licensed Products or use of the Licensed Technology, Auxiliary Technologies, or the Auxiliary Technology Patents outside of the Field.

10.7.      Injunctive Relief; Specific Performance.

Notwithstanding anything to the contrary herein, nothing in this Section 10 shall preclude a Party from seeking injunctive relief or specific performance in a court of competent jurisdiction.

10.8.      Confidentiality.

Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an Arbitrator may disclose the existence, content, or results of the arbitration without the prior written consent of the other Parties, except to its directors and officers. In no event shall arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Massachusetts statute of limitations.

Section 11
Miscellaneous

11.1.      Compliance with Law.

In connection with its Exploitation of Licensed Products, Licensee agrees to comply with all Applicable Laws. Without limiting the foregoing, by entering into this Agreement, the Parties specifically intend to comply with all Applicable Laws pertaining to Licensed Products, including (i) the federal anti-kickback statute (42 U.S.C. §1320a-7b) and the related safe harbor regulations; and (ii) the Limitation on Certain Physician Referrals, also referred to as the “Stark Law” (42 U.S.C. §1395nn). Accordingly, no part of any consideration paid hereunder is a prohibited payment for the recommending or arranging for the referral of business or the ordering of items or services; nor are the payments intended to induce illegal referrals of business.

11.2.      Assignment.

This Agreement will be binding upon and will inure to the benefit of each Party and each Party’s respective transferees, successors and assigns, pursuant to the provisions set forth below. Licensee may not transfer or assign this Agreement without the prior written consent of Licensors, except as provided in this Section 11.2. In the event that a third party (the “Acquiring Party”) acquires all or substantially all of Licensee’s business, capital stock or assets, whether by sale, merger, change of control, operation of law or otherwise (an “Acquisition”), the rights granted to Licensee under this Agreement pertaining to any and all Licensed Products shall inure to the benefit of the Acquiring Party. For the avoidance of doubt, in the event of an Acquisition, the Acquiring Party will be responsible for all payments and other obligations set forth in this Agreement, including, but not limited to, all payments set forth herein, and any obligations that matured prior to the Acquisition date. Upon an Acquisition, and payment thereof shall remain an ongoing obligation of the Acquiring Party until such amount is paid in full. Any attempted assignment in contravention of this Section 11.2 will be null and void.

11.3.      Entire Agreement.

This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter thereof and supersedes all previous negotiations, commitments, and writings with respect to such subject matter. Neither Party shall be obligated by any undertaking or representation regarding that subject matter other than those expressly stated herein or as may be subsequently agreed to by the Parties hereto in writing. In the event of any conflict or inconsistency between any provision of any Exhibit hereto and any provision of this Agreement, the provisions of this Agreement shall prevail.

11.4.      Amendment.

No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

11.5.      Notices.

Any notice required to be given pursuant to the provisions of this Agreement will be in writing and will be deemed to have been given at the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, facsimile or electronic transmission, including PDF (portable document format), delivery by a professional courier service or delivery by first class, certified or registered mail (postage prepaid) addressed to the Party for whom intended at the address below, or at such changed address as the Party will have specified by written notice in accordance with this Section 11.5; provided, however, that any notice of change of address will be effective only upon actual receipt.

If to Factor:

Factor Bioscience Limited
c/o Factor Bioscience Inc.
Attn: Matt Angel, Ph.D., CEO
1035 Cambridge Street, Suite 17B
Cambridge, MA 02141
matt.angel@factorbio.com

With copy to which shall not constitute notice:

Morgan, Lewis & Bockius LLP
Attn: Stephen L. Altieri, Ph.D., J.D.
One Federal Street
Boston, MA 02110-1726

If to Novellus:

Novellus Therapeutics Limited
c/o Novellus, Inc.
Attn: Christopher Rohde, Ph.D., President
1035 Cambridge Street, Suite 17B
Cambridge, MA 02141
chris.rohde@novellustx.com

With copy to which shall not constitute notice:

Morse, Barnes-Brown & Pendleton, P.C.
Attn: Stanley F. Chalvire, Pharm.D., J.D.
480 Totten Pond Road, Fourth Floor
Waltham, MA 02451

If to Licensee:

Brooklyn Immunotherapeutics, LLC
Attn: Charles Cherington
140 58th Street
Building A, Suite 2100
Brooklyn, NY 11220

With copy to which shall not constitute notice:

K&L Gates LLP
Attn: Rema Awad
K&L Gates LLP
1 Park Plaza, Twelfth Floor
Irvine, CA 92614
rema.awad@klgates.com.

11.6.      Governing Law.

11.6.1.     The substantive law governing this Agreement (which shall be applied in the arbitration) shall be, with respect to disputes involving general contract or trade secret matters, the internal laws of the Commonwealth of Massachusetts, and with respect to matters involving patents, the United States Patent Act, as to copyright matters, the United States Copyright Act, and as to trademark matters, the United States Trademark Act, each as amended from time to time. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the Parties to this Agreement, and judgment thereon may be entered and enforced in any state or federal court of competent jurisdiction.

11.6.2.      If any provisions of this Agreement are or will come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the Parties or this Agreement, those provisions will be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement will remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the Parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under Applicable Law.

11.7.      Descriptive Headings.

This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. Licensee hereby acknowledges that Licensor owns and/or has in-licensed the Licensed Technology, Auxiliary Technologies, and the Auxiliary Technology Patents, and the use of the term “license” hereunder with reference to the rights granted to Licensee is understood by the Parties to mean either a direct license of Licensor’s ownership interest in the subject Licensed Technology, Auxiliary Technology, or Auxiliary Technology Patent or a sublicense of Licensor’s in-licensed interest in the subject Licensed Technology, Auxiliary Technology or Auxiliary Technology Patent, as applicable. The headings of each Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein means including, without limiting the generality of any description preceding such term.

11.8.      Independent Contractors.

Licensor(s) and Licensee are independent contractors under this Agreement. Nothing contained in this Agreement will be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

11.9.       Severability.

The illegality or partial illegality of any provision of this Agreement will not affect the validity of the remainder of the Agreement, or any provision thereof, and the illegality or partial illegality of any provision of this Agreement will not affect the validity of the Agreement in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes the Agreement to no longer contain all of the material provisions reasonably expected by the Parties to be contained therein. Moreover, in the event that a court of competent jurisdiction determines that any provision of this Agreement is illegal or partially illegal, then it is the intention of the Parties that such provision be modified to the minimum extent deemed necessary by such court to make such provision enforceable and to give effect to the original intention of the Parties.

11.10.     Waiver of Compliance.

The failure of either Party to comply with any obligation, covenant, agreement or condition under this Agreement may be waived by the Party entitled to the benefit thereof only by a written instrument signed by the Party on granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Party to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of the Agreement or any part thereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be waiver of any other or subsequent breach.

11.11.     Counterparts.

This Agreement may be executed by original or facsimile signature in any number of counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together will constitute one and the same agreement.

11.12.    Authority.

The persons signing on behalf of Novellus, Factor and Licensee hereby warrant and represent that they have authority to execute this Agreement on behalf of the Party for whom they have signed.

11.13.    Non-Disparagement.

Licensee on behalf of itself, its Affiliates and sublicensees hereby covenants and agrees that it shall not make, write or publish any statement, assertion or claim that disclaims, disparages, denies, questions or otherwise challenges or casts doubt upon the validity, enforceability, scope, construction or inventorship of any patent Controlled by a Licensor (including, but not limited to, any pending or issued claim(s) within the Licensed Patents or the Auxiliary Technology Patents). The provisions set forth in this Section 11.13 shall take effect on the Effective Date, shall not require any further consideration or performance of a Licensor, and shall survive the expiration or termination of this Agreement for five (5) years from the date or expiration or termination of this Agreement. If any part of this Section 11.13 shall be deemed illegal or unenforceable by a court of competent jurisdiction, that part shall be deemed automatically deleted, such deletion being made as narrowly as possible (and, if possible, only in said jurisdiction) to maintain, as much as possible, the intent of this Section 11.13, and the remainder of this Section 11.13 shall, with related definitions, remain in full force and effect.

11.14.    Non-Solicitation.

During the Term, neither Licensor(s) nor Licensee, without the prior written consent of the other Party, directly or indirectly solicit for employment any employee of the other Party or any of its Affiliates or subsidiaries, or any person who has terminated his or her employment with the other Party or any of its Affiliates or subsidiaries within the previous twelve (12)-month period prior to any purported solicitation; provided, however, the foregoing will not prevent Licensor(s) or Licensee from employing any such person who contacts such Party on his or her own initiative without any direct or indirect solicitation by or encouragement from the soliciting or hiring person. General advertising which is not directed at any specific employee of a Party will not be deemed solicitation, and hiring of employees of such Party which are solicited in this manner will not be a breach of this provision.

11.15     Force Majeure.

Neither Party hereto shall be liable for failures and delays in performance due to strikes, lockouts, fires, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, acts of domestic or international terrorism, endemic, pandemic, and the results related to such acts, compliance with the laws of various states/countries, or with the orders of any governmental authorities, delays in transit or delivery on the part of transportation companies, failures of communication facilities, or any failure of sources of material.

11.16     No Preferential Treatment, Fraudulent Conveyance, Insolvency.

11.16.1    The Parties have not entered into this Agreement to provide any preferential treatment under section 547 of title 11 of the United States Code, as amended (the "Bankruptcy Code") or any other applicable insolvency law.

11.16.2    Neither the execution or delivery of this Agreement or the consummation of the transactions hereunder were entered into with the intent by the Parties to effectuate a transaction that may be avoided under section 548(a) of the Bankruptcy Code, the Uniform Fraudulent Transfer Act (the "UFTA"), the Uniform Voidable Transactions Act (“UVTA”) or any other applicable insolvency law. The Parties received reasonably equivalent value in exchange for the obligations provided hereunder. The transactions contemplated hereunder are not subject to avoidance under section 548(a) of the Bankruptcy Code, the UFTA, or any applicable insolvency law.

11.16.3    As of the Effective Date, Licensors do not intend to file for protection or seek relief under title 11 of the Bankruptcy Code or any similar federal or state law providing for the relief of debtors. The Licensors are not now insolvent (as such term is defined in the Bankruptcy Code or any other applicable law relating to insolvency).

11.16.4   Notwithstanding any other provision of this Agreement to the contrary, in the event that a Licensor becomes a debtor under the Bankruptcy Code and rejects this Agreement pursuant to section 365 of the Bankruptcy Code (a "Bankruptcy Rejection"): (a) any and all of the licensee and sublicensee rights of Licensee arising under or otherwise set forth in this Agreement, shall be deemed fully retained by and vested in Licensee as protected intellectual property rights under section 365(n)(1)(B) of the Bankruptcy Code and further shall be deemed to exist immediately before the commencement of the bankruptcy case in which such Licensor is the debtor; (b) Licensee shall have all of the rights afforded to non-debtor licensees and sublicensees under section 365(n) of the Bankruptcy Code and all other applicable laws; and (c) to the extent any rights of Licensee under this Agreement that arise after the termination or expiration of this Agreement are determined by a bankruptcy court to not be "intellectual property rights" for purposes of section 365(n), all of such rights shall remain vested in and fully retained by Licensee after any Bankruptcy Rejection as though this Agreement were terminated or expired. Licensee shall under no circumstances be required to terminate this Agreement after a Bankruptcy Rejection in order to enjoy or acquire any of its rights under this Agreement, but retains the right to do so in accordance herewith.

11.16.5    Factor agrees that, upon the termination of that certain Third Amended and Restated Exclusive License Agreement entered into on November 1, 2020, by and between Factor and Novellus (as may be amended from time to time, the “Prime License”) for any reason other than Licensee’s breach of this Agreement, then the rights and licenses granted to Licensee by Novellus hereunder shall survive such termination of such Prime License, and Factor shall grant and hereby grants to Licensee such rights and licenses on the same terms and conditions as granted by Novellus to Licensee herein.

11.17     Release of Claims.

For good and valuable consideration, including the licenses granted hereunder, the receipt and sufficiency of which is hereby acknowledged, the Licensee hereby irrevocably releases each of the Licensors, including their Affiliates and their respective employees, officers, directors, managers, consultants, advisors, agents, representatives, attorneys, accountants, equity holders, licensors, licensees, sublicensees, predecessors, successors, assigns and affiliates, and each Licensor hereby irrevocably releases the Licensee, including its Affiliates and their respective employees, officers, directors, managers, consultants, advisors, agents, representatives, attorneys, accountants, equity holders, licensors, licensees, sublicensees, predecessors, successors, assigns and affiliates (and whether in their individual or corporate capacity, collectively, the “Released Parties”), of and from any and all claims, liabilities, obligations, causes of action and obligations, whether known or unknown, suspected or unsuspected, concealed or hidden, arising out of any matter, cause or thing whatsoever at any time up to and including the Effective Date, including but not limited to any such claims and demands directly or indirectly arising out of or in any way connected with the Factor Option Agreement or the Novellus Option Agreement. Licensee further agrees not to voluntarily institute, instigate, urge, participate in or profit from any lawsuit, arbitration, complaint or other action or proceeding against the Released Parties of any kind relating to any matter to which this Section 11.17 pertains.

Remainder of page intentionally left blank.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Exclusive License Agreement as of the Effective Date.

Factor Bioscience Limited

By:	/s/ Matt Angel
	Name:	Matt Angel
	Title:	President and Chief Executive Officer

Novellus Therapeutics Limited

By:	/s/ Christopher Rohde
	Name:	Christopher Rohde
	Title:	President

Brooklyn Immunotherapeutics LLC

By:	/s/ Howard Federoff, M.D.
	Name:	Howard Federoff, M.D.
	Title:	Chief Executive Officer

Exhibit A

Financial Terms

Sec. 5.1
Licensee shall pay to Factor the upfront fee of $2,000,000 on the Effective Date, and Licensee shall pay to Novellus the upfront fee of $2,000,000 on the Effective Date (collectively, the “Upfront Fee”).

Sec. 5.2
Licensee shall make two additional payments to the Licensors, payable as follows: (a) $5,000,000 shall be due and payable on the date that is six (6) months after the Effective Date (“Payment One”), fifty percent (50%) of which shall be payable to Novellus and fifty percent (50%) of which shall be payable to Factor; and (b) $7,000,000 shall be due and payable on the date that is eighteen (18) months after the Effective Date (“Payment Two”), fifty percent (50%) of which shall be payable to Novellus and fifty percent (50%) of which shall be payable to Factor.

Sec .5.2.1
For each Licensed Product, the first time each Development Milestone set forth below is achieved, Licensee shall pay to the designated Licensor payee the corresponding Milestone Payment set forth below; provided that such Milestone Payments shall be payable only one time per Licensed Product, regardless of the number of times such milestone is achieved; provided further that if a particular HSC Product, MSC Product, Sickle Cell Product, T-Cell Product, TIL Product, Inherited Retinal Disorders Product, Non-syndromic Hearing Loss Product or Familial Amyloid Disorders Product does not achieve any of such Development Milestones, such non-achieved Development Milestones shall be paid on any subsequent HSC Product, MSC Product, Sickle Cell Product, T-Cell Product, TIL Product, Inherited Retinal Disorders Product, Non-syndromic Hearing Loss Product or Familial Amyloid Disorders Product, as applicable, that achieves such Development Milestone.

Milestone	Milestone Payment (USD)	Licensor Payee
[***]

Exhibit 1.4	Auxiliary Technologies
Exhibit 1.5	Auxiliary Technology Patents
Exhibit 1.12	Listing of Edits
Exhibit 1.20	Improvement Patents
Exhibit 1.27	Licensed Patents
Exhibit 1.30	Licensee Edits
Exhibit 4.1.2	Licensed Products

The above exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K.